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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ARCH CAPITAL GROUP LTD.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Wessex House 45 Reid Street Hamilton HM 12, Bermuda	441 278 9250 Telephone 441 278 9255 Fax

March 23, 2010

Dear Shareholder:

        I am pleased to invite you to the annual general meeting of the shareholders of Arch Capital Group Ltd. to be held on May 5, 2010, at 9:00 a.m. (local time), at the Elbow Beach Hotel, 60 South Shore Road, Paget PG04, Bermuda. The enclosed proxy statement provides you with detailed information regarding the business to be considered at the meeting.

        We are pleased to take advantage of the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the internet. On or about March 25, 2010, we expect to mail a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of March 12, 2010. This Notice will contain instructions on how to access our proxy statement and 2009 Annual Report to Shareholders and how to vote on the internet.

        The Notice of Internet Availability of Proxy Materials will contain instructions to allow you to request copies of the proxy materials to be sent to you by mail. The proxy materials sent to you will include a proxy card that will provide you with instructions to cast your vote on the internet, a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.

        Your vote is very important. Whether or not you plan to attend the meeting, we urge you to submit your proxy over the internet or by toll-free telephone number, as described in the accompanying materials and the Notice of Internet Availability of Proxy Materials. As an alternative, if you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

Sincerely,
/s/ CONSTANTINE IORDANOU
Constantine Iordanou Chairman of the Board, President and Chief Executive Officer

ARCH CAPITAL GROUP LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the annual general meeting of the shareholders of Arch Capital Group Ltd. (the "Company") will be held on May 5, 2010, at 9:00 a.m. (local time), at the Elbow Beach Hotel, 60 South Shore Road, Paget PG04, Bermuda, for the following purposes:

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  PROPOSAL 1:    To elect three Class III Directors to serve for a term of three years or until their respective successors are elected and qualified.

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  PROPOSAL 2:    To elect certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries, as required by our bye-laws.

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  PROPOSAL 3:    To approve proposed amendments to our bye-laws to permit the Company to hold its own acquired shares as treasury shares in lieu of cancellation.

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  PROPOSAL 4:    To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.

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  PROPOSAL 5:    To conduct other business if properly raised.

        Only shareholders of record as of the close of business on March 12, 2010 may vote at the meeting.

        Our audited financial statements for the year ended December 31, 2009, as approved by our Board of Directors, will be presented at this annual general meeting.

        Your vote is very important. Whether or not you plan to attend the annual general meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to submit your proxy, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section entitled "The Annual General Meeting" beginning on page 2 of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

        This proxy statement and accompanying form of proxy are dated March 23, 2010 and, together with our 2009 Annual Report to Shareholders, are first being mailed to shareholders on or about March 25, 2010.

/s/ DAWNA FERGUSON
Dawna Ferguson Secretary
Hamilton, Bermuda March 23, 2010

THE ANNUAL GENERAL MEETING

        We are furnishing this proxy statement to holders of our common shares in connection with the solicitation of proxies by our Board of Directors at the annual general meeting, and at any adjournments and postponements of the meeting.

 Internet Availability of Proxy Materials

        Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on May 5, 2010: this proxy statement and 2009 Annual Report to Shareholders are available at: www.proxyvote.com.

        We are furnishing proxy materials to our shareholders primarily via the internet. On or about March 25, 2010, we expect to mail to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and 2009 Annual Report to Shareholders. The Notice of Internet Availability also will instruct you on how to access and submit your proxy through the internet or by telephone.

        Internet distribution of our proxy materials is intended to expedite receipt by shareholders, reduce the cost of the annual meeting, and conserve natural resources. However, if you would like to receive printed proxy materials, please follow the instructions on the Notice of Internet Availability.

Time and Place

        The annual general meeting will be held at 9:00 a.m. (local time) on May 5, 2010 at the Elbow Beach Hotel, 60 South Shore Road, Paget PG04, Bermuda.

Record Date; Voting at the Annual General Meeting

        Our Board of Directors has fixed the close of business on March 12, 2010 as the record date for determination of the shareholders entitled to notice of and to vote at the annual general meeting and any and all postponements or adjournments of the meeting. On the record date, there were 52,785,516 common shares outstanding and entitled to vote, subject to the limitations in our bye-laws described below. At that date, there were an estimated 532 holders of record and approximately 4,895 beneficial holders of the common shares. Each holder of record of shares on the record date is entitled to cast one vote per share, subject to the limitations described below. A shareholder may vote in person or by proxy submitted by mail, telephone or internet, on each proposal put forth at the annual general meeting.

Limitation on Voting Under Our Bye-Laws

        Under our bye-laws, if the votes conferred by shares of Arch Capital Group Ltd. ("ACGL," "we," or the "Company"), directly or indirectly or constructively owned (within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended (the "Code")) by any U.S. person (as defined in Section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced, subject to certain exceptions, by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of our bye-laws because of shares that may be attributed to that person under the Code.

        Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the Board of Directors may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of ACGL entitled to vote generally at an election of directors.

        In order to implement our bye-laws, we will assume that all shareholders are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.

Quorum; Votes Required for Approval

        The presence of two or more persons representing, in person or by proxy, including proxies properly submitted by mail, telephone or internet, not less than a majority of the voting power of our shares outstanding and entitled to vote at the annual general meeting is necessary to constitute a quorum. If a quorum is not present, the annual general meeting may be adjourned from time to time until a quorum is obtained. The affirmative vote of a majority of the voting power of the shares represented at the annual general meeting will be required for approval of each of the proposals, except that Proposal 1 will be determined by a plurality of the votes cast.

        An automated system administered by our distribution and tabulation agent will tabulate votes cast by proxy at the annual general meeting, and our inspector will tabulate votes cast in person. Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists.

        Several of our officers and directors will be present at the annual general meeting and available to respond to questions. Our independent auditors are expected to be present at the annual general meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Voting and Revocation of Proxies

        All shareholders should follow the instructions on the Notice of Internet Availability to access and submit your proxy through the internet or by telephone or, if you received printed proxy materials, complete, sign, date and return the enclosed proxy card. All shares represented at the annual general meeting by proxies, including proxies properly submitted by mail, telephone or internet, received before or at the annual general meeting, unless those proxies have been revoked, will be voted at the annual general meeting, including any postponement or adjournment of the annual general meeting. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be FOR approval of each of the proposals described in this proxy statement.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

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  filing, including by facsimile, with the Secretary of the Company, before the vote at the annual general meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, including proxies properly submitted by mail, telephone or internet; or

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  attending the annual general meeting and voting in person.

        In order to vote in person at the annual general meeting, shareholders must attend the annual general meeting and cast their vote in accordance with the voting procedures established for the annual general meeting. Attendance at the annual general meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the annual general meeting to Arch Capital Group Ltd.,

Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda, facsimile: (441) 278-9255, Attention: Secretary.

Solicitation of Proxies

        Proxies are being solicited by and on behalf of the Board of Directors. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, facsimile and advertisement in periodicals and postings, in each case by our directors, officers and employees.

        We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitation. We will pay MacKenzie Partners, Inc. fees of not more than $6,500 plus expense reimbursement for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards.

Other Matters

        Our audited financial statements for the year ended December 31, 2009, as approved by our Board of Directors, will be presented at this annual general meeting.

        As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the annual general meeting other than as described in this proxy statement. If any other matters shall properly come before the annual general meeting or any adjournments or postponements of the annual general meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of our Board of Directors and management.

Principal Executive Offices

        Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda (telephone number: (441) 278-9250).

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors of ACGL is comprised of nine members, divided into three classes, serving staggered three-year terms. The Board of Directors intends to present for action at the annual general meeting the election of Wolfe "Bill" H. Bragin, John L. Bunce, Jr. and Sean D. Carney, whose present terms expire this year, to serve as Class III Directors for a term of three years or until their successors are duly elected and qualified. Such nominees were recommended for approval by the Board of Directors by the nominating committee of the Board of Directors.

        Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.

Nominees

        Set forth below is information regarding the nominees for election:

Name	Age	Position
Wolfe "Bill" H. Bragin	65	Class III Director of ACGL
John L. Bunce, Jr.	51	Class III Director of ACGL
Sean D. Carney	41	Class III Director of ACGL

        Wolfe "Bill" H. Bragin has served as a director of ACGL since May 2002. He served as vice president of GE Asset Management from 1985 until his retirement in 2002. He also served as a managing director of GE Asset Management until 2002. Mr. Bragin had been employed by various affiliates of General Electric Company since 1974, including GE Capital (formerly known as GE Credit Corporation), specializing in equipment leasing and private investments, through 1984, and, thereafter, GE Asset Management's Private Placement Group, specializing in private equity investments. Mr. Bragin has previously served as a director of both privately-held and publicly-traded companies. He holds a B.S. degree from the University of Connecticut and an M.B.A. degree from Babson Institute of Business Administration. Mr. Bragin's qualifications for service on our Board include his extensive operating experience as a senior executive in a worldwide financial services organization, his investment skills and his prior service on boards of directors of other companies.

        John L. Bunce, Jr. has served as a director of ACGL since November 2001. Mr. Bunce is a managing director and founder of Greyhawk Capital Management, LLC and a senior advisor to Hellman & Friedman LLC. He joined Hellman & Friedman in 1988 and previously served as a managing director of the firm. Before joining Hellman & Friedman, Mr. Bunce was vice president of TA Associates. Previously, he was employed in the mergers & acquisitions and corporate finance departments of Lehman Brothers Kuhn Loeb. He has served as a director of Duhamel Falcon Cable Mexico, Eller Media Company, Falcon Cable TV, National Radio Partners, VoiceStream Wireless Corporation, Western Wireless Corporation, National Information Consortium, Inc. and Young & Rubicam, Inc. Mr. Bunce also was an advisor to American Capital Corporation and Post Oak Bank. He holds an A.B. degree from Stanford University and an M.B.A. degree from Harvard Business School. Mr. Bunce's qualifications for service on our Board include his corporate finance background, investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries and service on boards of directors of other companies.

        Sean D. Carney has served as a director of ACGL since July 2003. He has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 2001 and has been employed by Warburg Pincus since November 1996. From November 1995 to November 1996, Mr. Carney was employed by McKinsey & Company, Inc., a management consulting company. He also has served as a director of DexCom, Inc. He holds an A.B. from Harvard College and an M.B.A from Harvard Business School. Mr. Carney's qualifications for service on our Board include his investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries and service on boards of directors of other companies.

Required Vote

        A plurality of the votes cast at the annual general meeting will be required to elect the above nominees as Class III Directors of ACGL.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS.

 Continuing Directors and Senior Management

        The following individuals are our continuing directors:

Name	Age	Position	Term Expires*
Constantine Iordanou	60	Chairman of the Board, President and Chief Executive Officer of ACGL and Class II Director of ACGL	2012
Kewsong Lee	44	Class I Director of ACGL	2011
James J. Meenaghan	71	Class II Director of ACGL	2012
John M. Pasquesi	50	Class II Director of ACGL	2012
John D. Vollaro	65	Class I Director and Senior Advisor of ACGL	2011
Robert F. Works	62	Class I Director of ACGL	2011

*
Indicates expiration of term as a director of ACGL

        Constantine Iordanou has been chairman of the board of ACGL since November 6, 2009 and president and chief executive officer of ACGL since August 2003. He has been a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was chief executive officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as senior executive vice president of group operations and business development of Zurich Financial Services, president of Zurich-American Specialties Division, chief operating officer and chief executive officer of Zurich-American and chief executive officer of Zurich North America. Prior to joining Zurich, he served as president of the commercial casualty division of the Berkshire Hathaway Group and served as senior vice president with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of Verisk Analytics, Inc. (formerly known as ISO Inc.). He holds an aerospace engineering degree from New York University. Mr. Iordanou's qualifications for service on our Board include his extensive leadership, executive management and operating experience in the insurance industry, his in-depth knowledge of our operations and service on boards of directors of other companies.

        Kewsong Lee has served as a director of ACGL since November 2001 and has been Lead Director since November 6, 2009. Mr. Lee has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc. from 1990 to 1992. His present service as a director includes membership on the boards of MBIA Inc., Neiman Marcus Group, Inc., ARAMARK Corporation and several privately held companies. He formerly served as a director of Knoll, Inc. and TransDigm Group Inc. He holds an A.B. degree from Harvard College and an M.B.A. degree from Harvard Business School. Mr. Lee's qualifications for service on our Board include his investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries, including the insurance industry, and service on boards of directors of other companies.

        James J. Meenaghan has been a director of ACGL since October 2001. From October 1986 until his retirement in 1992, Mr. Meenaghan was chairman, president and chief executive officer of Home Insurance Companies. He also served as president and chief executive officer of John F. Sullivan Co. from 1983 to 1986. Prior thereto, Mr. Meenaghan held various positions over 20 years with the Fireman's Fund Insurance Company, including president and chief operating officer and vice chairman of its parent company, American Express Insurance Services Inc. He holds a B.S. degree from Fordham University. Mr. Meenaghan's qualifications for service on our Board include his broad management and operating experience in the insurance industry and service on boards of directors of other companies.

        John M. Pasquesi has been vice chairman and a director of ACGL since November 2001. Mr. Pasquesi has been the managing member of Otter Capital LLC, a private equity investment firm he founded in January 2001. He holds an A.B. degree from Dartmouth College and an M.B.A. degree from Stanford Graduate School of Business. Mr. Pasquesi's qualifications for service on our Board include his investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries, including the insurance industry, and service on boards of directors of other companies.

        John D. Vollaro has been a senior advisor of ACGL since April 2009 and has served as a director of ACGL since November 2009. He was executive vice president and chief financial officer of ACGL from January 2002 to March 2009 and treasurer of ACGL from May 2002 to March 2009. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was president and chief operating officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was chief executive officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as executive vice president of W.R. Berkley Corporation from 1991 until 1993, chief financial officer and treasurer of W.R. Berkley Corporation from 1983 to 1993 and senior vice president of W.R. Berkley Corporation from 1983 to 1991. Mr. Vollaro's qualifications for service on our Board include his financial background, extensive executive management and operating experience in the insurance industry and his in-depth knowledge of our operations.

        Robert F. Works has been a director of ACGL since June 1999. Mr. Works was a managing director of Jones Lang LaSalle (previously LaSalle Partners) until he retired on December 31, 2001. He joined Jones Lang LaSalle in 1981, where he has served in various capacities, including manager of both the Property Management and Investment Management teams of the Eastern Region of the United States. Mr. Works was also manager for the Times Square Development Advisory and Chelsea Piers Lease Advisory on behalf of New York State and the President of GCT Ventures and the Revitalization of Grand Central Terminal for the Metropolitan Transportation Authority until he retired on December 31, 2001. He holds a B.A. degree from the College of William and Mary. Mr. Works' qualifications for service on our Board include his extensive senior management and operating background and real estate and property management experience.

        The following individuals are members of senior management, including our executive officers, who do not serve as directors of ACGL:

Name	Age	Position
John C.R. Hele	51	Executive Vice President, Chief Financial Officer and Treasurer of ACGL
Marc Grandisson	42	Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group
Mark D. Lyons	53	Chairman and Chief Executive Officer of Arch Worldwide Insurance Group
W. Preston Hutchings	53	President of Arch Investment Management Ltd. and Senior Vice President and Chief Investment Officer of ACGL
Timothy J. Olson	52	President and Chief Executive Officer of Arch Reinsurance Company
Nicolas Papadopoulo	47	President and Chief Executive Officer of Arch Reinsurance Ltd.
Louis T. Petrillo	44	President and General Counsel of Arch Capital Services Inc.
John F. Rathgeber	55	Vice Chairman of Arch Worldwide Reinsurance Group and Chairman of Arch Reinsurance Company

        John C.R. Hele has been executive vice president, chief financial officer and treasurer of ACGL since April 2009. Prior to joining us, from April 1, 2007 to March 2009, he was the chief financial officer and a member of the Executive Board of ING Group. Prior thereto, from February 2006 to April 2007, Mr. Hele was deputy chief financial officer of ING Group and, from October 2003 to January 2006, he was the general manager and chief insurance risk officer of ING Group responsible for global insurance risk management and also served as its group actuary. From 1999 to 2003, he was the chief executive officer of Worldinsure, Bermuda. Previously, from 1988 to 1999, Mr. Hele was an investment banker with Merrill Lynch and also served in marketing and finance positions with its Private Client Division. In addition, from 1980 to 1987, he held various actuarial, finance and business roles at Crown Life. Mr. Hele holds a Bachelor's degree in mathematics from the University of Waterloo and is a Fellow of the Society of Actuaries, a Member of the American Academy of Actuaries and a Fellow of the Canadian Institute of Actuaries.

        Marc Grandisson has served as chairman and chief executive officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since November 2005. Prior to November 2005, he served as president and chief executive officer of Arch Reinsurance Ltd. ("Arch Re (Bermuda)") from February 2005. He served as president and chief operating officer of Arch Re (Bermuda) from April 2004 to February 2005 and as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Tillinghast-Towers Perrin (now Towers Watson). Mr. Grandisson holds an M.B.A. degree from The Wharton School of the University of Pennsylvania. He is also a Fellow of the Casualty Actuarial Society.

        Mark D. Lyons has served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position of ACGL, and chairman and chief executive officer of Arch Insurance Group Inc. ("Arch Insurance Group") since July 2008. Prior thereto, he served as president and chief operating officer of Arch Insurance Group from June 2006. Prior to June 2006, he served as executive vice president of group operations and chief actuary of Arch Insurance Group from August 2003. From August 2002 to 2003, he was senior vice president of group operations and chief actuary of Arch

Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was executive vice president of product services at Zurich U.S. From 1987 until 1992, he was a vice president and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. degree from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Mr. Lyons is on the Board of Overseers of the St. John's School of Risk Management & Insurance and is a trustee of Elizabethtown College.

        W. Preston Hutchings has served as president of Arch Investment Management Ltd. since April 2006 and senior vice president and chief investment officer of ACGL since July 2005. Prior to joining ACGL, Mr. Hutchings was at RenaissanceRe Holdings Ltd. from 1998 to 2005, serving as senior vice president and chief investment officer. Previously, he was senior vice president and chief investment officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Capital in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.

        Timothy J. Olson has been chief executive officer of Arch Reinsurance Company ("Arch Re U.S.") since November 2009 and president of Arch Re U.S. since March 2009. From April 2004 to February 2009, he was executive vice president and chief underwriting officer of Arch Re U.S. Prior thereto, he was managing director-treaty casualty of Arch Re U.S. from November 2001 to April 2004. From August 2001 until November 2001, Mr. Olson was senior vice president of Holborn Reinsurance. Prior to that time, he held various executive level positions at St. Paul Re, including executive vice president—international since 1998. From September 1986 until April 1998, Mr. Olson was employed by F&G Re as an executive vice president. From 1996-1998 he was a member of the board of directors of Ashley Palmer, a Lloyd's Managing Agency. Mr. Olson holds a B.A. from Gustavus Adolphus College, and he is a chartered property casualty underwriter.

        Nicolas Papadopoulo has served as president and chief executive officer of Arch Re (Bermuda) since November 2005. Prior to November 2005, he served as chief underwriting officer of Arch Re (Bermuda) from October 2004. He joined Arch Re (Bermuda) in December 2001 as a senior property underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including executive vice president and chief underwriting officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l'Administration Economique in France with a masters degree in statistics. He is also a member of the International Actuarial Association and a Fellow at the French Actuarial Society.

        Louis T. Petrillo has been president and general counsel of Arch Capital Services Inc. since April 2002. From May 2000 to April 2002, he was senior vice president, general counsel and secretary of ACGL. From 1996 until May 2000, Mr. Petrillo was vice president and associate general counsel of ACGL's reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher LLP. He holds a B.A. degree from Tufts University and a law degree from Columbia University.

        John F. Rathgeber has been vice chairman of Arch Worldwide Reinsurance Group, an executive position of ACGL, and chairman of Arch Re U.S. since November 2009. From March 2009 to November 2009, he was chairman and chief executive officer of Arch Re U.S. Prior thereto, he was president and chief executive officer of Arch Re U.S. from April 2004 to February 2009 and managing director and chief operating officer of Arch Re U.S. from December 2001 to March 2004. From 1998 until 2001, Mr. Rathgeber was executive vice president of the financial solutions business unit of St. Paul Re. From November 1992 until 1996, Mr. Rathgeber was employed as a vice president in the non-traditional underwriting department at F&G Re, and from 1996 until 1998, Mr. Rathgeber served as a senior vice president of non-traditional reinsurance. Prior to joining F&G Re, Mr. Rathgeber was employed by Prudential Re from 1980 until 1992. During that time, he held various underwriting positions, and from 1988 until 1992, Mr. Rathgeber was a director in the actuarial department. Mr. Rathgeber holds a B.A. from Williams College. He is also a chartered property and casualty underwriter, a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

Board of Directors

  Leadership Structure

        The Board currently combines the role of chairman of the board and chief executive officer, together with an independent lead director to strengthen our corporate governance structure. We believe that the combined role of chairman and chief executive officer will promote unified leadership and direction for the Company, which will provide a single, clear focus for management to execute the Company's strategy and business plan. This structure will also foster clear accountability and effective decision making. We believe that the combined role of chairman and chief executive officer, together with an independent Board, including an independent lead director, provides an appropriate balance between strategy development and independent oversight of management.

        Several factors ensure that we have a strong and independent Board. As indicated below, all directors, with the exception of Mr. Iordanou and Mr. Vollaro, are independent as defined under the applicable listing standards, and the audit, compensation and nominating committees of our Board are composed entirely of independent directors. The Company's independent directors bring experience, oversight and expertise from many industries, including the insurance industry. In addition to feedback provided during the course of Board meetings, the independent directors regularly meet in executive session without management present. In addition, the Board has regular access to our management team.

        The lead director coordinates the activities of the other independent/non-management directors, and performs such other duties and responsibilities as the Board may determine. The lead director presides at all meetings of the Board at which the chairman of the board is not present, including executive sessions of the non-management/independent directors, and has the authority to call meetings of the non-management/independent directors. The lead director also serves as principal liaison between the chairman of the board and the non-management/independent directors and works with the chairman of the board to develop an appropriate schedule of Board meetings and to establish the agendas for Board meetings. In addition, the lead director advises the chairman of the board as to the quality, quantity and timeliness of the flow of information from the Company management that is necessary for the independent directors to effectively and responsibly perform their duties. The lead director is also available, when appropriate, for consultation and direct communication with major shareholders.

  Board Independence and Composition

        The Board of Directors is required to determine which directors satisfy the criteria for independence under the rules of The NASDAQ Stock Market LLC ("NASDAQ"). To be considered independent, a director may not maintain any relationship that would interfere with his or her independent judgment in completing the duties of a director. The rules state that certain relationships preclude a board finding of independence, including a director who is, or during the past three years was, employed by the company, and any director who accepts any payments from the company in excess of $120,000 during the current year or any of the past three years, other than director fees or payments arising solely from investments in the company's securities. The rules specifically provide that ownership of company stock by itself would not preclude a board finding of independence. Our Board of Directors consists of nine directors, including seven non-employee directors. Our Board of Directors has concluded that the following seven non-employee directors are independent in accordance with the director independence standards set forth in Rule 5600 of the rules of NASDAQ: Wolfe "Bill" H. Bragin, John L. Bunce, Jr., Sean D. Carney, Kewsong Lee, James J. Meenaghan, John M. Pasquesi and Robert F. Works. In making these independence determinations, the Board reviewed the relationships with the directors set forth under the captions "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Transactions," including ordinary course transactions not meeting the disclosure threshold with insurers, reinsurers and producers in which a director or a fund affiliated with any of our directors maintained at least a 10% ownership interest.

        Pursuant to our shareholders agreement (the "Shareholders Agreement"), which is an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2009 ("2009 Annual Report"), private equity investment funds affiliated with Warburg Pincus LLC ("Warburg Pincus") were previously entitled to designate a prescribed number of nominees for director based on their retained percentage of ACGL equity securities purchased by them in November 2001. Until November 2008, the Warburg Pincus funds were entitled to designate three nominees for director, and they exercised this right by nominating Messrs. Bragin, Carney and Lee to our Board. From November 2008 to November 2009, Mr. Lee served as the sole designee of the Warburg Pincus funds under the Shareholders Agreement. Since November 2009, following a distribution by the Warburg Pincus funds of common shares of ACGL, the Warburg Pincus funds are no longer entitled to designate any nominees for director.

  Meetings

        The Board of Directors held four meetings during 2009. The Board of Directors has established standing audit, compensation, executive, finance and investment, nominating and underwriting oversight committees. Each of the committees, except for the underwriting oversight committee, has a written charter, and these charters are posted on our web site at www.archcapgroup.bm. None of the material on our web site is incorporated herein by reference. Each director attended 100% of all meetings of the Board of Directors and any committees on which the director served during fiscal year 2009, except Mr. Carney. Directors are encouraged but not required to attend our annual general meetings of shareholders. All of our directors attended the 2009 annual general meeting.

  Communications with the Board of Directors

        Shareholders may communicate with the Board of Directors or any of the directors by sending written communications addressed to the Board of Directors or any of the directors, c/o Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda. All shareholder communications will be compiled by the Secretary for review by the Board of Directors.

  Role in Risk Oversight

        Our Board, as a whole and also at the committee level, has an active role in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's business and operations, including with respect to underwriting, investments, capital management, liquidity, financial reporting and compliance, as well as the risks associated with these activities. Committees of the Board help oversee the business and operations of the Company. The underwriting oversight committee oversees risks relating to our underwriting activities, including with respect to accumulations and aggregations of exposures in our insurance and reinsurance businesses. The members of the underwriting oversight committee regularly participate in the underwriting review meetings held in our insurance and reinsurance operations. The audit committee oversees management of financial reporting and compliance risks. The compensation committee is responsible for overseeing the management of risks relating to the Company's compensation plans and arrangements, retention of personnel and succession planning. The finance and investment committee oversees risks relating to our investment and capital management activities. The nominating committee oversees risks associated with the composition of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. Please refer to "Committees of the Board of Directors."

Committees of the Board of Directors

  Underwriting Oversight Committee

        The underwriting oversight committee of the Board of Directors assists the Board of Directors by reviewing the underwriting activities of our insurance and reinsurance subsidiaries. The underwriting oversight committee currently consists of John D. Vollaro (chairman), Wolfe "Bill" H. Bragin, Sean D. Carney and John M. Pasquesi. The underwriting oversight committee held four meetings in 2009.

  Audit Committee

        The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements. In 2009, our Board of Directors reconfirmed the written charter for the audit committee. The audit committee currently consists of James J. Meenaghan (chairman), Wolfe "Bill" H. Bragin and Robert F. Works. All of such audit committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of audit committees and the independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors has determined that Mr. Meenaghan qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission ("SEC"). The audit committee held five meetings during 2009.

  Compensation Committee

        The compensation committee of the Board of Directors approves the compensation of our senior executives and has overall responsibility for approving, evaluating and making recommendations to the Board of Directors regarding our officer compensation plans, policies and programs. The compensation committee currently consists of John L. Bunce, Jr. (chairman), Kewsong Lee, James J. Meenaghan and Robert F. Works. All of such compensation committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of compensation committees. None of the members of the committee are or have been officers or employees of the Company. In addition, no executive officer of the Company served on any board of directors or compensation committee of any entity (other than ACGL) with which any member of our Board of Directors serves as an executive officer. The compensation committee held two meetings during 2009.

  Executive Committee

        The executive committee of the Board of Directors may generally exercise all the powers and authority of the Board of Directors, when it is not in session, in the management of our business and affairs, unless the Board of Directors otherwise determines. The executive committee currently consists of Kewsong Lee (chairman), John L. Bunce, Jr., Constantine Iordanou and John M. Pasquesi. The executive committee held no meetings during 2009.

  Finance and Investment Committee

        The finance and investment committee of the Board of Directors oversees the Board of Directors' responsibilities relating to the financial affairs of the Company and recommends to the Board of Directors financial policies, strategic investments and overall investment policy, including review of manager selection, benchmarks and investment performance. The finance and investment committee currently consists of John M. Pasquesi (chairman), John L. Bunce, Jr., Sean D. Carney, Constantine Iordanou, Kewsong Lee, James J. Meenaghan and John D. Vollaro. The finance and investment committee held four meetings during 2009.

  Nominating Committee

        The nominating committee of the Board of Directors is responsible for identifying individuals qualified to become directors and recommending to the Board of Directors the director nominees for consideration at each annual meeting of shareholders. The nominating committee currently consists of Kewsong Lee (chairman), John M. Pasquesi and Robert F. Works. All of such nominating committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of nominating committees. The nominating committee held two meetings during 2009.

        When the Board of Directors determines to seek a new member, whether to fill a vacancy or otherwise, the nominating committee will consider recommendations from Board members, management and others, including shareholders. In general, the committee will look for new members, including candidates recommended by shareholders, possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge and experience in the areas of insurance, reinsurance or other aspects of our business, operations or activities, as well as knowledge of the business environments in the jurisdictions in which we currently operate or intend to operate in the future. The Company endeavors to maintain a Board of Directors representing a diverse spectrum of expertise, background, perspective, race, gender and experience.

        A shareholder who wishes to recommend a director candidate for consideration by the nominating committee should send such recommendation in writing to the Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda and should comply with the advance notice requirements set forth in our bye-laws, as described under the caption "Shareholder Proposals for the 2011 Annual General Meeting." As described below in more detail, every submission must include a statement of the qualifications of the nominee, a consent signed by the candidate evidencing a willingness to serve as a director if elected, and a commitment by the candidate to meet personally, if requested, with the nominating committee. It is the policy of the committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the above procedures on the same basis as candidates that are suggested by our Board of Directors.

        The nominating committee has not paid a fee to third parties in connection with the identification and evaluation of nominees, nor has it rejected a candidate recommended by a 5% shareholder, but, in each case, reserves the right to do so.

Compensation Committee Interlocks and Insider Participation

        The compensation committee currently consists of John L. Bunce, Jr. (chairman), Kewsong Lee, James J. Meenaghan and Robert F. Works. None of the members of the committee are or have been officers or employees of the Company. Mr. Lee has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 1997.

        During 2006, Arch Re (Bermuda) invested $50 million in Aeolus LP ("Aeolus"), which operates as an unrated reinsurance platform that provides property catastrophe protection to insurers and reinsurers on both an ultimate net loss and industry loss warranty basis. In return for its investment, Arch Re (Bermuda) received an approximately 4.9% preferred interest in Aeolus and a pro rata share of certain founders' interests. Arch Re (Bermuda) made its investment in Aeolus on the same economic terms as a fund affiliated with Warburg Pincus, which has invested $350 million in Aeolus. During 2009, the Company received a distribution of $14.0 million from Aeolus as part of a repurchase agreement. Following such receipt, the Company's preferred interest percentage decreased to approximately 4.4%. In addition, from time to time, the Company receives dividends and other distributions on its preferred interest in Aeolus on a proportionate basis.

        Our Board of Directors authorized management to invest up to $2.5 billion in ACGL's common shares through a share repurchase program. As previously disclosed, as a term of the original investment in ACGL by the Warburg Pincus funds, ACGL has agreed (until 2011) not to declare any dividend or make any other distribution on its common shares, and not to repurchase any common shares, until ACGL has repurchased from the Warburg Pincus funds common shares having an aggregate value of $250 million, at a per share price acceptable to these shareholders. In connection with the repurchase program, the Warburg Pincus funds waived these rights under the Shareholders Agreement for all repurchases of common shares by ACGL under the repurchase program in open market transactions and certain privately negotiated transactions. In March 2010, the Warburg Pincus funds ceased to own shares of ACGL and their rights under the Shareholders Agreement with ACGL terminated.

        In the ordinary course of its investment activities, the Company purchases municipal bonds enhanced by insurance provided by certain carriers, including National Public Finance Guarantee, a subsidiary of MBIA Inc. As of December 31, 2009, the Company held $148.9 million of municipal bonds enhanced by insurance provided by MBIA net of prerefunded bonds that are escrowed in U.S. government obligations. Since January 2008, funds affiliated with Warburg Pincus have held more than 10% ownership interest in MBIA and also have appointed designees to serve on the Board of Directors of MBIA, including Kewsong Lee who is a director of ACGL.

        From time to time, in the ordinary course of our business, we may enter into transactions, including insurance and reinsurance transactions, with entities in which companies or funds affiliated with Warburg Pincus or other directors of ACGL may have an ownership or other interest.

Report of the Audit Committee of the Board of Directors

        The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements.

        It is not the responsibility of the audit committee to plan or conduct audits or to determine that ACGL's financial statements are in all material respects complete and accurate and in accordance with generally accepted accounting principles ("GAAP"). The financial statements are the responsibility of the Company's management. The Company's independent public registered accounting firm is responsible for expressing an opinion on these financial statements based on their audit. It is also not the responsibility of the audit committee to assure compliance with laws and regulations or with any codes or standards of conduct or related policies adopted by ACGL from time to time which seek to ensure that the business of ACGL is conducted in an ethical and legal manner.

        The audit committee has reviewed and discussed the consolidated financial statements of ACGL and its subsidiaries set forth in Item 8 of our 2009 Annual Report, management's annual assessment of the effectiveness of ACGL's internal control over financial reporting and PricewaterhouseCoopers LLP's opinion on the effectiveness of internal control over financial reporting, with management of ACGL and PricewaterhouseCoopers LLP, independent registered public accounting firm for ACGL.

        The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters relating to the conduct of an audit of ACGL's financial statements. The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.

        Based on the review and discussions with management of ACGL and PricewaterhouseCoopers LLP referred to above and other matters the audit committee deemed relevant and appropriate, the audit committee has recommended to the Board of Directors that ACGL publish the consolidated financial statements of ACGL and its subsidiaries for the year ended December 31, 2009 in our 2009 Annual Report.

                      AUDIT COMMITTEE
                      James J. Meenaghan (chairman)
                      Wolfe "Bill" H. Bragin
                      Robert F. Works

Compensation Discussion and Analysis

  Introduction

        In this section, we discuss the principal aspects of our compensation program as it pertains to Constantine Iordanou, chairman of the board, president and chief executive officer of ACGL; John D. Vollaro, currently senior advisor and a director and formerly executive vice president, chief financial officer and treasurer of ACGL; John C.R. Hele, executive vice president, chief financial officer and treasurer of ACGL; and our three other most highly-compensated executive officers in 2009, Marc Grandisson, chairman and chief executive officer of Arch Worldwide Reinsurance Group, Mark D. Lyons, chairman and chief executive officer of Arch Worldwide Insurance Group, and W. Preston Hutchings, president of Arch Investment Management Ltd. and senior vice president and chief investment officer of ACGL. We refer to these individuals throughout this section as the "named executive officers." Our discussion focuses on our compensation and practices relating to 2009.

        The compensation committee of our Board of Directors (which we refer to as the "Committee" in this section) is responsible for determining and approving the individual elements of total compensation paid to the chief executive officer and our other executive officers and establishing overall compensation policies for our employees. The Committee also oversees the administration of executive compensation plans and certain employee benefits. Our Board of Directors appoints each member of the Committee and has determined that each is an independent director under the applicable standards of NASDAQ.

  Compensation Objectives and Philosophy

        The objectives of our executive compensation program are to:

  •
  attract and retain quality executives who will contribute to our long-term success and, thereby, increase shareholder value;

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  enhance the individual executive's short and long-term performance;

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  align the interests of the executive with those of our shareholders; and

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  improve overall company performance and support the ACGL culture of teamwork, underwriting discipline and commitment to the highest ethical standards.

        ACGL seeks to provide a compensation program that is driven by our overall financial performance, the increase in shareholder value, the success of the operating unit or function directly affected by the executive's performance and the individual performance of the executive. The main principles of this strategy include the following: (1) compensation decisions are driven by performance, (2) increased compensation is earned through an employee's increased contribution and (3) a majority of total compensation should consist of variable, performance-based compensation.

        We believe that the Company's compensation program provides a competitive mix of pay elements that align executive incentives with shareholder value. Our executive compensation program includes both fixed and variable compensation, with an emphasis on long-term compensation that is tied to company performance. Although we do not apply rigid apportionment goals in our compensation decisions, our philosophy is that variable pay, in the form of annual cash incentive bonuses and share-based awards, should constitute the majority of total direct compensation. A substantial component of variable compensation is granted in the form of share-based awards, which make stock price appreciation fundamental in realizing a compensation benefit. By emphasizing long-term performance through using long-term incentives, we align our executives' interests with our shareholders' interests and create a strong retention tool.

        We rely on our judgment in making compensation decisions for the named executive officers after reviewing the overall performance of our Company and evaluating an executive's performance during the year against established objectives, leadership qualities, scope of responsibilities and current compensation. Specific factors affecting compensation decisions include key financial metrics, such as growth in book value per share, return on equity ("ROE"), after-tax operating income, combined ratio and investment performance, as well as achieving strategic objectives and supporting our values by promoting a culture of integrity through compliance with law and our ethics policies. We generally do not adhere to rigid formulas in determining the amount and mix of compensation elements. We employ flexibility in our compensation programs and in the evaluation process, which we believe helps to position us to respond to changes in the business environment.

  Elements of Compensation Program

        The four primary components of our executive compensation program are (1) base salary, (2) annual cash incentive bonuses, (3) long-term incentive share-based awards and (4) benefits.

        Base Salary.    Base salaries are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives. The Committee has the ability, subject to the terms of any employment agreement, to use base salary adjustments to reflect an individual's performance or changed responsibilities.

        Base salary levels are also important because we generally tie the amount of incentive compensation to an executive's base salary. For example, annual target bonus opportunities are denominated as a percentage of the executive's base salary. In addition, as discussed above, the Committee emphasizes a mix of compensation weighted towards variable, performance-based compensation. At lower executive levels, base salaries represent a larger proportion of total compensation than at senior executive levels.

        Annual Cash Incentive Bonuses.    We use annual cash incentive bonuses as a short-term incentive to drive achievement of our annual performance goals. Specifically, annual cash incentive bonuses are designed to: (1) promote the achievement of financial goals, (2) support our strategic objectives and (3) reward achievement of specific performance objectives.

        Annual bonus awards are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. The size of an executive's bonus award is influenced by these factors, corporate performance, individual performance and market practice. As an employee's responsibilities increase, the portion of his or her bonus that is dependent on corporate performance increases.

        We initially denominate a target annual cash incentive bonus opportunity as a percentage of an executive's base salary. For each employee, his or her target is an approximation of the bonus payment that may be paid if performance goals and other expectations are attained by both the employee and the Company as a whole. These target annual bonuses are indicative and do not set a maximum limit. For each of the named executive officers, the target annual bonus opportunity is 100% of such executive's respective base salary.

        Our annual bonus awards are paid under our Incentive Compensation Plan. The plan combines two sets of performance measures: (1) a qualitative judgment about progress and performance each year (referred to as the "Target Bonus Approach") and (2) a quantitative, formula-based measure (referred to as the "Formula Approach").

        The Target Bonus Approach is applied to all the named executive officers, as well as to our investment management team, substantially all of the employees of Arch Capital Services Inc. and other designated officers. Under the Target Bonus Approach, the executive's bonus is discretionary and is determined by the Committee taking into account overall company performance, department or function performance, individual performance and other measures deemed applicable by the Committee. The Committee measures company performance based on an analysis of our financial performance on an absolute basis and as compared to that of Selected Competitors (as defined below) reviewed annually by the Committee. The financial metrics evaluated by the Committee in measuring company performance include growth in book value per share, ROE, after-tax operating income, combined ratio and investment performance. Approved annual bonus awards are paid in cash in an amount reviewed and approved by the Committee and ordinarily paid in a single installment in the first quarter following the completion of a given year.

        The Formula Approach is applied to executives included in our insurance and reinsurance groups. None of our named executive officers participated in the Formula Approach in 2009, although until 2005 and 2006, respectively, the Formula Approach was applied to Mr. Grandisson and Mr. Lyons prior to their respective promotions to the positions of chairman and chief executive officer of Arch Worldwide Reinsurance Group and chairman and chief executive officer of Arch Worldwide Insurance Group. Under the Formula Approach, a bonus pool is established for each of our insurance segment and our reinsurance segment based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees as actual results become known. Under the Incentive Compensation Plan, if the Board of Directors or the Committee determines that the Formula Approach results in compensation levels that do not appropriately reflect the Company's underlying performance, then the Board of Directors or the Committee may terminate the Formula Approach or make adjustments to it that it deems appropriate.

        Historically, we have allocated all of the Company's capital to the operating units for purposes of calculating ROE under our Incentive Compensation Plan, which is designed to encourage our underwriters to write insurance and reinsurance business that offers the highest risk-adjusted returns. Since 2006, rates in many of our lines of business declined. In order to reinforce ACGL's commitment to maintaining underwriting discipline, which involves writing only business that is adequately priced, the Board of Directors determined that a portion of the Company's capital would not be allocated to the operating units for purposes of calculating ROE under the Incentive Compensation Plan for the 2007-2009 underwriting years.

        Long-Term Incentive Share-Based Awards.    We emphasize long-term variable compensation at the senior executive levels because of our desire to reward effective long-term management decision making and provide the named executive officers with a future interest in the Company. Long-term incentives, which comprise a significant portion of executive compensation, are designed to focus attention on long-range objectives and future returns to shareholders, and are delivered to the named executive officers and other employees through share-based awards under our long-term incentive plans. Our long-term incentive share award plans provide for the grant to eligible employees of a wide range of share-based awards.

        The Company provided grants in the form of stock options and restricted common share awards through 2006. Since May 2007, we began to utilize another form of share-based award, stock-settled share appreciation rights ("SARs") in replacement of stock options in jurisdictions where this type of award is appropriate. SARs represent a right to be paid, upon exercise, an amount measured by the difference between the fair market value per share on the exercise date and the exercise price of the SAR (the "spread"), multiplied by the number of shares with respect to which the SAR is exercised, with the resultant amount paid in shares valued on the exercise date. The value of SARs to employees should be equivalent to that of options, and SARs are less dilutive to shareholders. In addition, the

Company amended outstanding stock option agreements to allow for net exercise to the extent permitted or otherwise advisable under applicable legal and accounting principles.

        Since 2007, the Company has shifted the mix of share-based awards to place greater emphasis on restricted shares. One of the key bases for this change is that restricted shares are a more predictable and flexible equity incentive than option and SAR awards. As a result, restricted shares are generally more meaningful to employees and, therefore, could provide a more significant incentive to remain with the Company during the vesting period.

        Our share-based compensation is designed to align the interests of executives and shareholders by providing value to the executive as the share price increases. Due to the variability of the share price, the value of stock options, SARs and restricted share awards is dependent upon our overall results and how we are perceived by our shareholders and the marketplace. Based on the foregoing, the Company believes that share-based awards encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common shares, which benefits all ACGL shareholders.

        In an effort to further align the interests of the senior management team with the interests of shareholders, the Company has previously adopted share retention guidelines that require these executives to retain designated levels of ownership of the common shares of ACGL. Specifically, these guidelines require common share ownership levels as follows: (1) chief executive officer of ACGL—five times base salary; (2) named executive officers and other executives who file reports under Section 16 of the Exchange Act and certain other members of senior management designated from time to time—three times base salary; and (3) other members of senior operating management—two times base salary. Each executive has five years to comply with the guidelines, and stock options, SARs and unvested restricted shares/units do not count toward the requirement.

        Share-based compensation grant levels and awards are reviewed and determined by the Committee periodically. Grants of share-based compensation are determined on the basis of a number of factors, including: (1) corporate performance on an absolute basis and relative to Selected Competitors and individual performance, (2) the executive's contribution to the Company's success and (3) competitive total compensation and long-term incentive grant levels as determined in the market.

        Share-based awards granted to employees vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards. The May 2009 grants outlined in the "Grants of Plan-Based Awards" table will vest over a three-year period, which the Company believes is consistent with the Company's objectives to retain management and to align further the interests of management and the Company's shareholders. Options and SARs awarded to executives are granted at 100% of the market value of the shares on the date of grant and, subject to earlier termination under certain circumstances as set forth in the award agreements, will expire 10 years from the grant date.

        Each annual award agreement expressly provides for the acceleration of the vesting of the applicable award and, in the case of stock options, adjustments to the option/SAR exercise period in the event the award recipient ceases to be an employee of the Company in certain circumstances. Please refer to the description of our award agreements included below under the caption "Share-Based Award Agreements." The current annual award agreements for the named executive officers provide that, in the event that the employee's employment is terminated by the Company other than for cause or by the employee for good reason within two years following a change in control, unvested shares and unvested options/SARs would immediately vest, and the options/SARs would have a remaining term of 90 days from termination. Unlike single trigger provisions that provide for vesting immediately upon a change in control, the agreements require a double trigger, a change in control followed by an involuntary loss of employment or termination following an involuntary change in responsibilities within two years thereafter. This is consistent with the purpose of the provision, which is to provide employees with a level of financial protection upon loss of employment.

        In addition, commencing with grants on and after September 2004, our share-based award agreements provide that, if an employee's employment terminates (other than for cause) after retirement age, unvested shares and unvested options would continue to vest pursuant to the normal vesting schedule so long as the employee does not engage in a competitive activity following retirement. However, the award agreements also provide that, if a retired employee does engage in a competitive activity, any unvested awards would be forfeited and the holder would have a reduced period in which to exercise vested options. These provisions are designed to help provide our retired employees with financial security so long as the Company's interests are protected.

        Benefits.    ACGL seeks to provide benefit plans, such as medical coverage and life and disability insurance, consistent with applicable market conditions. These health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive healthcare and other benefits. In line with ACGL's objective to provide careers and to promote retention, defined contribution retirement plans are provided for all employees according to local market conditions. Retirement plans help employees save and prepare for retirement. The named executive officers are eligible for the benefit plans provided to all other employees.

        During 2009, certain members of senior management, including Mr. Lyons, also participated in the Company's non-qualified defined contribution retirement plan, which provides additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to limits on annual compensation that can be taken into account under qualified plans. Participants in the non-qualified plan do not receive preferential earnings on their investments. Account balances are paid in cash following termination of employment in accordance with the terms of the plan. The principal benefit to the participating executives is that U.S. taxes are deferred until distribution of the funds. As described below under "—Tax Considerations—Sections 409A and 457A," commencing with the 2009 year, this benefit is no longer provided to certain employees, including Messrs. Iordanou, Vollaro, Hele and Grandisson, due to changes in the governing law. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, in 2009, we provided comparable benefits to these employees in the form of current cash payments subject to tax.

        In 2007, the Company adopted a broad based employee share purchase plan. The purpose of this plan is to provide employees with an opportunity to purchase common shares of ACGL through payroll deductions, thereby encouraging employees to share in the economic growth and success of the Company. The Company also provides a broad based matching gift program pursuant to which the Company matches eligible contributions by employees to qualified charitable organizations. During 2009, the Company made an aggregate of approximately $230,000 in matching contributions on behalf of the named executive officers.

        In addition, the Company provides our named executive officers with perquisites and other benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key employees. In developing our guidelines for the administration of these various benefits, the Company reviews the job requirements of various positions and the anticipated business use of such benefits, as well as available market data. Similar benefits are generally provided by insurers and reinsurers for similarly situated employees and have been necessary for recruitment and retention purposes. Many of these benefits relate to those executives who work and reside in Bermuda and are typical of such benefits provided to expatriates located in Bermuda. Examples of these benefits include housing allowances, club memberships, the cost of tax preparation services and home leave for executives and family for those executives working outside their home country. In addition, certain tax regulations often subject our executives to taxation on the receipt of certain benefits irrespective of the value such benefit confers to the executive. In these situations, we typically provide a tax gross-up payment to the executive to reimburse the executive for approximate amounts of additional tax liability the executive will need to pay as a result of receiving such benefits.

  Employment Agreements

        The Company has entered into employment agreements or letters with its chief executive officer and each of its other named executive officers. The terms and conditions of the agreements are described below. These agreements provide for severance benefits following an involuntary or constructive termination of employment. The agreements do not provide for severance benefits automatically following a change in control of the Company as, in all cases, an involuntary or constructive termination of the executive's employment is required in order for severance payments to be made. The terms of the employment agreements, including the severance benefit provisions, were structured to attract and retain persons believed to be key to our success, as well as to be competitive with compensation practices for executives in similar positions at companies of similar size and complexity.

  Certain Procedures Regarding Share-Based Compensation

        The Committee approves all grants of share-based compensation to the named executive officers and other executives who file Section 16 reports with the SEC, and these awards also are generally approved by the full Board of Directors. The Committee approves annual share-based awards to other employees or, alternatively, may approve the size of the pool of such annual share-based awards to be granted to other employees, but may delegate to the chief executive officer and other members of senior management the authority to make and approve specific awards to other employees. In addition, the Committee has delegated to the chief executive officer or, in his absence, the chief financial officer, the authority to make and approve specific share-based awards to non-executives, principally new hires, who are not subject to Section 16 of the Exchange Act. The Committee reviews any grants made under this delegation on a regular basis.

        Our plans do not permit granting of stock options or SARs at an exercise price below the fair market value on the grant date and also do not allow for repricing or reducing the exercise price of a stock option or SAR. We set the exercise price of stock options and SARs at the closing share price on the date of grant.

        It has been our practice to make annual grants of share-based compensation on the dates of regularly scheduled meetings of the full Board of Directors. Our process for establishing the grant date well in advance provides assurance that grant timing is not being manipulated for employee gain. It is our current intention to consider the determinations for annual grants on the date of the May meeting of our Board of Directors. We chose the May meeting of our Board of Directors because we believe that more complete information will be publicly available at that time regarding the financial performance of our Selected Competitors and the related share-based awards granted by these companies for performance during the prior year, which will provide the Committee and the Board of Directors with additional useful data before making final determinations on share-based compensation. Generally, awards are granted to the named executive officers as part of the annual process, which encompassed approximately 346 company employees worldwide for awards granted in 2009 for 2008 performance. We may grant a small percentage of awards at other times throughout the year on the date of regularly scheduled meetings of the Committee or the full Board of Directors in connection with hiring or the promotion of an executive or special retention circumstances. In addition, pursuant to the delegation of authority by the Committee, the chief executive officer or, in his absence, the chief financial officer, may approve at other times grants of share-based awards to non-executive officers. In the case of a new hire, the awards have grant dates corresponding to the date the employment commences for the new hire.

  Tax Considerations

        Section 162(m).    Section 162(m) of the Code generally limits the deductible amount of annual compensation paid to the chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) to no more than $1,000,000 each. Since ACGL will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of ACGL if it employs the chief executive officer or one of the three other most highly compensated executive officers. Qualified performance-based compensation will be excluded from the $1,000,000 limitation on deductibility. Our policy is to qualify, to the extent consistent with our compensation goals and programs, our executive officers' compensation for deductibility under applicable tax laws. Consistent with this policy, our Incentive Compensation Plan includes a provision pursuant to which payments under the plan may be deferred if it is necessary in order to avoid nondeductibility of the payments under Section 162(m) of the Code. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances due to the restrictions of Section 162(m). The Committee will review tax consequences as well as other relevant considerations in connection with compensation decisions.

        Sections 409A and 457A.    Section 409A of the Code which governs deferred compensation arrangements, generally, provides that distributions of deferred compensation to our senior officers as a consequence of termination of employment may not be made sooner than six months after termination. Section 409A also made changes to a number of other areas, including the timing of elections and distributions with respect to deferred compensation. As required by Section 409A, the Company took actions to meet the documentation requirements of Section 409A by December 31, 2008, including implementing amendments to our deferred compensation plans and applicable employment agreements. In late 2008, the Emergency Economic Stabilization Act added Section 457A of the Code. While Section 409A provides certain rules that must be complied with if deferred compensation arrangements are utilized, Section 457A generally prohibits U.S. taxpayers from deferring U.S. income tax on compensation attributable to services performed after December 31, 2008 for certain employers, including Bermuda-based employers such as ACGL and Arch Re (Bermuda). As a result, for periods on or after January 1, 2009, certain employees of ACGL and Arch Re (Bermuda), including Messrs. Iordanou, Vollaro, Hele and Grandisson, are no longer permitted to participate in the non-qualified defined contribution retirement plan. As required by Section 457A, the non-qualified plan provides that compensation that has been previously deferred by these employees will be distributed on or before December 31, 2017. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, in 2009, we provided comparable benefits to these participants in the form of current cash payments subject to taxation. In addition, in light of Section 457A, and in an effort to maintain comparable benefits for all employees, the Company has provided certain of its Bermuda-based employees who are U.S. taxpayers with the opportunity to receive a portion of their annual incentive bonus in the form of SARs or restricted shares. There is no matching or additional company contributions associated with this election and, as a result, the Company will not incur any additional expense by providing this benefit.

        Excise Tax Matters.    If payments contingent upon a change in control are made to officers in an amount that equals or exceeds three times the individual's "base amount" (generally, an average of the individual's taxable compensation for the five years preceding the year in which the change in control occurs), then (1) all amounts paid in excess of one times the base amount will be subject to a 20% excise tax payable by the employees who are U.S. taxpayers and (2) such excess amount will be nondeductible to U.S.-based employers (if applicable). In order to avoid an onerous result for the Company's executives under the excise tax rules and to avoid the loss of a tax deduction by the Company (if applicable), during 2008, the Company has included a "modified cut back" provision in the Company's employment agreements for all executives for whom excise tax implications have not been otherwise addressed. Under the modified cut back provision, (1) the executive will have his/her expectations under the severance agreement more closely met (i.e., payments will be cut back only if he/she is better off than paying excise taxes); (2) the proposal does not result in the Company paying any additional amounts as there would be no gross-up payments; and (3) if the executive is cut back, the provisions could have the effect of preserving tax deductions that would have otherwise been lost. The modified cut back approach is consistent with the Company's existing policies as this provision is already included in the Company's Incentive Compensation Plan. See also "Employment Arrangements—Constantine Iordanou" for a description of excise tax arrangements included in Mr. Iordanou's employment agreement.

  Relationship Between Compensation Policies and Risk Management

        We believe our approach to evaluation of performance and the design of our compensation programs assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe we have allocated our compensation among base salary and long-term compensation opportunities in such a way as to not encourage excessive risk-taking. We emphasize long-term compensation that is tied to company performance. Furthermore, the Formula Approach included in our Incentive Compensation Plan, which is applied to employees in our insurance and reinsurance groups, is based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees as actual results become known. In addition, a substantial component of variable compensation is granted in the form of multi-year vesting share-based awards, which make stock price appreciation over an extended period of time fundamental in realizing a compensation benefit.

  Committee Review

        The Committee reviews the performance of, and approves the compensation paid to, the chief executive officer and the other named executive officers. The chief executive officer assists in the reviews of the named executive officers other than himself through making recommendations on goals and objectives, evaluating performance and making recommendations regarding compensation. With this input from the chief executive officer with respect to the other named executive officers, the Committee uses discretion in determining compensation for these officers.

        The Committee meets in executive sessions (without management present) as necessary, particularly when administering any aspect of the compensation program for the chief executive officer. Compensation matters in respect of the chairman, the chief executive officer and the chief financial officer of ACGL and the general counsel of Arch Capital Services Inc. are subject to ratification by the Board of Directors.

        In determining the amount of named executive officer compensation each year, the Committee reviews overall corporate performance, the performance of the business unit or function that the executive leads and an assessment of each executive's performance. In connection with establishing levels of base salary, annual incentives, long-term incentives and benefits, the Committee reviews annual reports on Form 10-K, proxy statements and other publicly available information for a representative sample of publicly-traded insurers and reinsurers which we believe compete directly with us for executive talent (the "Selected Competitors"). Many of these Selected Competitors are of generally similar size and have generally similar numbers of employees, product offerings and geographic scope. Currently, the Selected Competitors are: ACE Limited, AXIS Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., Fairfax Financial Holdings Ltd.,

PartnerRe Ltd., Platinum Underwriters Holdings, Ltd., RenaissanceRe Holdings Ltd., Transatlantic Holdings, Inc., Validus Holdings Ltd., W.R. Berkley Corporation and XL Capital Ltd. Fairfax acquired Odyssey Re Holdings Corp. in 2009 and, as a result, Fairfax has replaced Odyssey Re as a Selected Competitor. In addition, in 2009, Validus has replaced Montpelier Re Holdings, Ltd. as a Selected Competitor since Validus' business mix and size more closely resemble our Company.

        Materials for each meeting are generally provided in advance for review by the Committee. Materials may include the following: reports on operating results and strategic results, schedules showing all forms of compensation paid to senior executives, background information regarding any proposed change to any element of compensation or benefits and Selected Competitor data.

  2009 Compensation Decisions

        The specific compensation decisions made for each named executive officer for 2009 reflect the strong performance of the Company against key financial and operational measurements. In evaluating the performance of the Company, we focus on two main benchmarks, operating return on average common equity, which measures the generation of earnings and the efficient use of capital, and growth in book value per share, which creates long-term value for shareholders. Operating return on average common equity increased to 18.3% in 2009 from 15.8% in 2008, and book value per common share was $73.01 at the end of 2009, a 42.2% increase from $51.36 at the end of 2008.

        Other performance measures also showed strong results. After-tax operating income available to shareholders was $651.8 million, or $10.53 per share, in 2009, a per-share increase of 27% from 2008. The increase in after-tax operating income in 2009 compared to 2008 resulted from a lower level of catastrophic events, while reflecting the impact of declining interest yields and insurance market conditions. The Company's combined ratio under GAAP was 88.1% in 2009 compared to 95% in 2008. The combined ratio was lower in 2009 compared to 2008, primarily due to the lack of any significant catastrophic event activity in 2009. Gross premiums written were $3.59 billion in 2009 compared to $3.67 billion in 2008, while net premiums written were $2.76 billion in 2009, compared to $2.81 billion in 2008. The results for 2009 are reflected in the level of the bonus pools determined under the Formula Approach, the quantitative, formula-based measure included in our Incentive Compensation Plan.

        Please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our 2009 Annual Report for an analysis of our financial and operational performance during 2009. After-tax operating income available to common shareholders, a non-GAAP financial measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) is included in our 2009 Annual Report.

        Consistent with our philosophy of emphasizing variable, performance-based compensation, the base salaries for 2010 for all named executive officers of the Company were not increased from 2009 levels.

        In determining the performance-based portion of Mr. Iordanou's compensation, the Committee evaluated Mr. Iordanou's contributions toward creation and enhancement of shareholder value by considering a number of factors, including the Company's financial results achieved under his leadership over both the short-term and the long-term. The Committee focused on the fact that the Company continued to maintain underwriting discipline as market conditions weakened. The Committee also reviewed the Company's pursuit of strategic and operational initiatives under Mr. Iordanou, including the execution of the Company's common share repurchase program as well as expense management initiatives. The Committee did not apply a formula or assign performance measures relative weights but made a subjective determination after considering these measures collectively.

        In light of the Committee's assessment, and as a result of his performance, Mr. Iordanou received a bonus of $3,200,000. Under an election program offered by the Company, Mr. Iordanou elected to receive 50% of his bonus in cash and 50% in the form of SARs on terms provided under the election, namely, 70,751 fully vested SARs exercisable for a 10-year period. The per share exercise price is $74, which was the closing price on the date of grant, and the SAR was valued in same manner as valued for financial reporting purposes. In May 2009, Mr. Iordanou also was granted long-term incentive awards in the form of 38,250 restricted common shares and 38,250 SARs with a per share exercise price of $57.88, each of which will vest in three equal annual installments commencing on the first anniversary of the grant date. These awards, which are reflected in the "Summary Compensation Table," were awarded following an assessment of Mr. Iordanou's performance during 2008. As noted below, the Committee expects to consider determinations for share-based compensation for 2009 performance at meetings scheduled to be held in May 2010. See also "—Tax Considerations—Sections 409A and 457A."

        In determining the performance-based compensation of our other named executive officers, the Committee evaluated overall performance of the Company and their contributions to that performance, as well as the performance of the business or function that each named executive officer leads. The Committee did not apply a formula or assign performance measures relative weights but made a subjective determination after considering these measures collectively.

        Mr. Vollaro was an executive vice president, chief financial officer and treasurer of ACGL until March 31, 2009 and, since April 1, 2009, has served as senior advisor of ACGL. In light of his new role as senior advisor, the annual rate of Mr. Vollaro's base salary was reduced from $500,000 to $250,000, effective April 1, 2009 (see "Employment Arrangements—John D. Vollaro"). In determining Mr. Vollaro's performance-based compensation, the Committee noted his role in the succession planning and transition of the chief financial officer position, his advisory role on capital management and financial matters. With respect to the period of time that he served as the chief financial officer of ACGL, the Committee also considered his management and oversight with respect to the financial reporting, investment, risk management and capital management functions.

        Mr. Hele joined the Company on April 1, 2009. In determining Mr. Hele's performance-based compensation, the Committee reviewed his key roles in financial reporting, risk management and capital management. In addition, under Mr. Hele's leadership, the Committee also considered that the other aspects of the financial function for the Company, which involved, among other things, investor relations and ratings agency matters, performed well during the year.

        In determining the performance-based compensation of Messrs. Grandisson and Lyons, who oversee the Company's reinsurance operations and insurance operations, respectively, the Committee reviewed the profitability of the reinsurance group and the insurance group, including their respective groups' effectiveness in managing the underwriting cycle. As part of that analysis, the Committee reviewed the estimated bonus pool determined under the Formula Approach for the 2009 and prior underwriting years, which is based on various ROE targets. In reviewing these calculations, the Committee recognized that the estimated bonus pool provides only a current indication of underwriting performance as the bonus pool for the underwriting year will be recalculated annually over a 10-year development period as actual results emerge. The Committee also reviewed Mr. Grandisson's and Mr. Lyons' oversight of key operational matters for their respective groups, including those relating to overall management, including expense management, risk management and infrastructure. In addition, the Committee considered the Company's pursuit of strategic initiatives under the leadership of Mr. Grandisson and Mr. Lyons, which initiatives will provide us with opportunities to further develop our existing businesses and access new sources of business over the long term.

        In determining the performance-based portion of Mr. Hutchings' compensation, the Committee reviewed the performance of the Company's internal and external investment portfolios and Mr. Hutchings' management of the Company's expanded internal investment function. Under Mr. Hutchings' oversight, the Company believes that the portfolios were well positioned in light of recent challenging conditions in the investment markets. In addition, the Committee reviewed other contributions of Mr. Hutchings, including his effective implementation of the Company's common share repurchase program.

        In light of this assessment, the named executive officers received the following annual incentive cash bonuses for performance during 2009: Mr. Vollaro—$500,000; Mr. Hele—$450,000; Mr. Grandisson—$1,000,000; Mr. Lyons—$900,000; and Mr. Hutchings—$700,000. In addition, in May 2009, these named executive officers were granted the following long-term incentive share-based awards (with the same principal terms included in Mr. Iordanou's May 2009 grants, as described above): Mr. Vollaro—10,200 SARs and 10,200 restricted common shares; Mr. Hele—7,600 SARs and 7,600 restricted common shares; Mr. Grandisson—7,600 SARs and 7,600 restricted common shares; Mr. Lyons—7,600 SARs and 7,600 restricted common share units; and Mr. Hutchings—5,100 SARs and 5,100 restricted common shares. In order to limit the impact of the deductibility cap under Section 162(m) of the Code, the restricted common share units granted to Mr. Lyons will be settled in common shares after the termination of his employment as provided in the award agreement (see "—Tax Considerations—Section 162(m)"). These share-based awards, which are reflected in the "Summary Compensation Table," were awarded following an assessment of the executives' performance during 2008, except for Mr. Hele who joined the Company in 2009. As noted below, the Committee expects to consider determinations for share-based compensation for 2009 performance at meetings scheduled to be held in May 2010.

        As indicated above, and consistent with the Committee's general compensation philosophy for senior executives, compensation for the named executive officers was weighted significantly towards performance-based compensation in the form of a cash bonus payment and share-based awards. Specifically, in 2009, for our named executive officers, we allocated compensation as follows: (1) base salaries ranging from approximately 14% to 31% of total compensation and (2) variable, performance-based compensation, in the form of annual cash incentive bonuses and long-term incentive share-based awards, ranging from approximately 69% to 86% of total compensation. For this purpose, the percentages are based on total compensation that includes the base salary and cash bonus payments described above and the full grant date value of the May 2009 share-based awards calculated in accordance with prescribed accounting rules.

Report of the Compensation Committee on the Compensation Discussion and Analysis

        The Committee reviewed and discussed the "Compensation Discussion and Analysis" section included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" section be included in the 2009 Annual Report and this proxy statement for filing with the SEC.

                      COMPENSATION COMMITTEE
                      John L. Bunce, Jr. (chairman)
                      Kewsong Lee
                      James J. Meenaghan
                      Robert F. Works

Summary Compensation Table

        The following table provides information concerning the compensation for services in all capacities earned by the named executive officers for fiscal year 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Constantine Iordanou	2009	1,000,000	3,200,000	(2)	2,213,910	677,954	—	—	583,751	(3)	7,675,615
Chairman of the Board,	2008	1,000,000	2,800,000		3,118,500	858,231	—	—	3,133,361	(3)	10,910,092
President and Chief	2007	1,000,000	3,500,000		3,200,400	1,029,380	—	—	611,854	(3)	9,341,634
Executive Officer of
ACGL and Class II
Director of ACGL
John D. Vollaro(4)	2009	312,500	500,000		590,376	180,788	—	—	133,011	(5)	1,716,675
Senior Advisor of	2008	500,000	800,000		831,600	228,862	—	—	387,360	(5)	2,747,822
ACGL and Class I	2007	500,000	1,000,000		892,556	287,083	—	—	385,914	(5)	3,065,553
Director of ACGL and
Former Executive
Vice President,
Chief Financial Officer
and Treasurer of ACGL
John C.R. Hele(6)	2009	450,000	450,000		1,832,638	799,969	—	—	471,788	(7)	4,004,395
Executive Vice
President, Chief
Financial Officer and
Treasurer of ACGL
Marc Grandisson	2009	625,000	1,000,000		439,888	134,705	—	—	364,336	(8)	2,563,929
Chairman and Chief	2008	625,000	800,000		693,000	190,718	—	—	337,024	(8)	2,645,742
Executive Officer of	2007	625,000	1,000,000		743,204	239,045	—	—	336,766	(8)	2,944,015
Arch Worldwide
Reinsurance Group
Mark D. Lyons(9)	2009	500,000	900,000		439,888	134,705	—	—	212,511	(10)	2,187,104
Chairman and Chief	2008	500,000	800,000		578,655	159,250	—	—	180,098	(10)	2,218,003
Executive Officer
of Arch Worldwide
Insurance Group
W. Preston Hutchings	2009	450,000	700,000		295,188	90,394	—	—	82,770	(11)	1,618,352
President of Arch	2008	400,000	450,000		415,800	114,431	—	—	76,748	(11)	1,456,979
Investment	2007	400,000	350,000		373,380	120,094	—	—	63,188	(11)	1,306,662
Management Ltd. and
Senior Vice President
and Chief Investment
Officer of ACGL

(1)
The amounts shown in these columns represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 Compensation—Stock Compensation, excluding the effect of forfeitures. We have computed the estimated grant date fair values of share-based compensation related to stock options using the Black-Scholes option valuation model having applied the assumptions set forth in the notes accompanying our financial statements. See note 15, "Share Capital," of the notes accompanying our consolidated financial statements included in our 2009 Annual Report. With respect to Mr. Hele, the share-based awards reflected in the above table include initial awards granted upon the commencement of his employment.

(2)
Mr. Iordanou elected to receive 50% of his approved bonus for 2009 in the form of a SAR under an election provided by the Company for Bermuda-based employees. On February 25, 2010, Mr. Iordanou was awarded 70,751 SARs, with a value equal to $1.6 million. The SARs are fully vested and will expire 10 years from the date of grant.

(3)
Includes: (a) $30,185, $139,900 and $140,125 in contributions to our defined contribution plans for 2009, 2008 and 2007, respectively (the 2007 amount has been adjusted to correct an administrative error); (b) $109,475 in payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan for 2009, which, due to changes in applicable tax laws, was made outside the plan; (c) a housing allowance in Bermuda of $162,507, $155,658 and $145,357 for 2009, 2008 and 2007, respectively; (d) incremental costs to the Company of $61,038, $114,637 and $91,395 resulting from the use of Company-provided aircraft for commuting to the Company's offices for 2009, 2008 and 2007, respectively; (e) reimbursement for additional tax costs resulting from (i) a change in tax laws relating to U.S. citizens working in Bermuda, which became effective as of January 1, 2006 (the "Expatriate Law Change"), of $47,458 and $89,307 for 2009 and 2007, respectively, and (ii) calculations under his employment agreement (the "Iordanou Employment Agreement Tax Provision") of $86,880 for 2008; (f) $29,053 for tax preparation services for 2008; (g) $2,466,526 credited to an account in a defined contribution plan for 2008 (see "Employment Arrangements—Constantine Iordanou); and (h) an aggregate of $76,888, $93,541 and $83,496 for tax gross-up payments for 2009, 2008 and 2007, respectively, to reimburse the executive for the payment of taxes with respect to the following: commuting costs, family travel and home leave policies and certain club dues for 2009, 2008 and 2007, the Expatriate Law Change for 2009 and 2007 and the Iordanou Employment Agreement Tax Provision for 2008. For 2009 and 2008, the tax gross-up payment includes an amount to reimburse the executive for the payment of taxes related to the correction of an administrative error pursuant to a relief program under Section 409A of the Code. The additional tax costs and related tax gross-up component that relate to the Expatriate Law Change and the Iordanou Employment Agreement Tax Provision are subject to adjustment—up or down—based upon the executive's final tax return filed for the year (accordingly, such amounts reported for 2008 and 2007 have been adjusted based on the executive's final tax return). The calculation of the incremental cost for Company-provided aircraft use is based on the variable operating costs to the Company for each flight, including hourly charges, fuel variable charges and applicable international fees. To the extent applicable, fixed costs, which did not change based on usage, such as management fees not related to trips, are excluded. In addition, also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive: use of commercial aircraft for 2009, an automobile allowance, Bermuda payroll tax reimbursements, tax preparation services for 2009 and 2007, reimbursement of tax costs related to the correction of an administrative error under Section 409A of the Code for 2009 and 2008, club dues and life insurance premiums.

(4)
Mr. Vollaro served as executive vice president, chief financial officer and treasurer of ACGL until March 31, 2009, senior advisor of ACGL since April 2009 and a director of ACGL since November 2009.

(5)
Includes: (a) $30,185, $67,400 and $67,625 in contributions to our defined contribution plans for 2009, 2008 and 2007, respectively (the 2007 amount has been adjusted to correct an administrative error); (b) $26,484 for tax preparation services for 2009; (c) $16,544 for Bermuda payroll tax reimbursements for 2009; (d) a housing allowance in Bermuda of $118,268 and $118,846 for 2008 and 2007, respectively; (e) incremental costs to the Company of $50,640 and $65,967 resulting from the use of Company-provided aircraft for commuting to the Company's offices for 2008 and 2007, respectively; (f) reimbursement for additional tax costs resulting from (i) calculations under his employment agreement (the "Vollaro Employment Agreement Tax Provision") of $39,469 for 2008 and (ii) the Expatriate Law Change of $40,152 for 2007; and (g) an aggregate of $12,056, $41,223 and $34,098 in tax gross-up payments for 2009, 2008 and 2007, respectively, to reimburse the executive for the payment of taxes with respect to commuting costs for 2009, 2008 and 2007, the Vollaro Employment Agreement Tax Provision for 2008 and the Expatriate Law Change for 2007. For 2009 and 2008, the tax gross-up payment includes certain club dues and an amount to reimburse the executive for the payment of taxes related to the correction of an administrative error pursuant to a relief program under Section 409A of the Code. The additional tax costs and related tax gross-up component that relate to the Expatriate Law Change and the Vollaro Employment Agreement Tax Provision are subject to adjustment—up or down—based upon the executive's final tax return filed for the year (accordingly, such amounts reported for 2008 and 2007 have been adjusted based on the executive's final tax return). In addition, also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive: (i) for 2009, housing allowance in Bermuda, reimbursement for additional tax costs resulting from the Expatriate Law change, payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan, which, due to changes in applicable tax laws, was made outside the plan, and family travel and home leave policies; (ii) for 2009 and 2008, the reimbursement of tax costs related to the correction of an administrative error under Section 409A of the Code and club dues; (iii) for 2009, 2008 and 2007, an automobile allowance and life insurance premiums; and (iv) for 2008 and 2007, use of commercial aircraft, Bermuda payroll tax reimbursements and tax preparation services.

(6)
Mr. Hele has been executive vice president, chief financial officer and treasurer of ACGL since April 1, 2009.

(7)
Includes: (a) $30,185 in contributions to our defined contribution plans; (b) $29,725 in payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan, which, due to changes in applicable tax laws, was made outside the plan; (c) a housing allowance in Bermuda of $130,535; (d) reimbursement for additional tax costs resulting from the Expatriate Law Change of $43,233; (e) an automobile allowance of $37,667; (f) relocation costs in the amount of $94,915 and (g) an aggregate of $72,710 in tax gross-up payments to reimburse the executive for the payment of taxes with respect to the Expatriate Law Change, commuting costs, family travel and home leave policies, club dues and relocation costs. The additional tax costs and related tax gross-up component that relate to the Expatriate Law Change is subject to adjustment—up or down—based upon the executive's final tax return filed for the year. In addition, also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive: Company-provided aircraft for commuting to the Company's offices, tax preparation services, Bermuda payroll tax reimbursements, family travel and home leave policies, club dues and life insurance premiums.

(8)
Includes: (a) $20,000, $59,500 and $60,000 in contributions to our defined contribution plans for 2009, 2008 and 2007, respectively; (b) $55,100 in payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan for 2009, which, due to changes in applicable tax laws, was made outside the plan; (c) a housing allowance in Bermuda of $199,009, $191,199 and $190,828 for 2009, 2008 and 2007, respectively (the 2007 amount has been adjusted to correct recording errors); and (d) $38,644, $43,960 and $29,500 for fees for children's schooling for 2009, 2008 and 2007, respectively. In addition, also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive: Bermuda payroll tax reimbursements, family travel and home leave policies, an automobile allowance, tax preparation services, club dues and life insurance premiums.

(9)
Mr. Lyons was promoted to chairman and chief executive officer of Arch Worldwide Insurance Group on July 2, 2008.

(10)
Includes: (a) $67,160 and $55,250 in contributions to our defined contribution plans for 2009 and 2008; (b) a housing allowance of $48,619 and $43,615 for 2009 and 2008, respectively; (c) $25,374 and $24,517 for use of commercial aircraft for commuting to the Company's offices for 2009 and 2008, respectively; and (d) $69,905 and $55,316 in tax gross-up payments for housing and commuting costs for 2009 and 2008, respectively. In addition, also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive: family travel and home leave policies and life insurance premiums.

(11)
Includes: (a) $20,000 in contributions to our defined contribution plans for each of 2009, 2008 and 2007; (b) $29,725 and $17,000 in payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan for 2009 and 2008 (c) $19,129, $19,548 and $18,082 in Bermuda payroll tax reimbursements for 2009, 2008 and 2007, respectively; (d) an automobile allowance of $5,832 and $11,668 for 2008 and 2007, respectively; (e) life insurance premiums of $7,196, $7,808 and $7,188 for 2009, 2008 and 2007, respectively; and (f) club dues of $6,720, $6,560 and $6,250 for 2009, 2008 and 2007, respectively. Mr. Hutchings' base salary is paid to him in Bermuda dollars, which are convertible into U.S. dollars at a rate of 1:1.

 Grants of Plan-Based Awards

        The following table provides information concerning grants of share-based awards made to our named executive officers in fiscal year 2009:

								All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)		Grant Date Fair Value of Stock and Option Awards ($)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Constantine Iordanou	5/6/2009	—	—	—	—	—	—	38,250	—	—	2,213,910
	5/6/2009	—	—	—	—	—	—	—	38,250	57.88	677,954
John D. Vollaro	5/6/2009	—	—	—	—	—	—	10,200	—	—	590,376
	5/6/2009	—	—	—	—	—	—	—	10,200	57.88	180,788
John C.R. Hele	4/1/2009	—	—	—	—	—	—	25,000	—	—	1,392,750
	4/1/2009	—	—	—	—	—	—	—	40,000	55.74	665,264
	5/6/2009	—	—	—	—	—	—	7,600	—	—	439,888
	5/6/2009	—	—	—	—	—	—	—	7,600	57.88	134,705
Marc Grandisson	5/6/2009	—	—	—	—	—	—	7,600	—	—	439,888
	5/6/2009	—	—	—	—	—	—	—	7,600	57.88	134,705
Mark D. Lyons	5/6/2009	—	—	—	—	—	—	7,600	—	—	439,888
	5/6/2009	—	—	—	—	—	—	—	7,600	57.88	134,705
W. Preston Hutchings	5/6/2009	—	—	—	—	—	—	5,100	—	—	295,188
	5/6/2009	—	—	—	—	—	—	—	5,100	57.88	90,394

(1)
The May 2009 grants indicated above were awarded under the 2007 Long Term Incentive and Share Award Plan in the form of share-settled SARs and restricted share awards. These awards will vest over a three-year period, and the SARs were granted at 100% of the market value of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date. The restricted share awards shown in the table above were granted in the form of restricted common shares, except for Mr. Lyons' award, which was granted in the form of restricted common share units that will be settled in common shares after the termination of his employment as provided in the award agreement. On April 1, 2009, in connection with his retention, Mr. Hele was granted 25,000 restricted common shares and 40,000 stock options, each of which will vest to him in three equal annual installments commencing on the first anniversary of the grant date.

(2)
The amounts shown in this column represent the grant date fair value of the underlying award computed in accordance with accounting guidance governing share-based compensation arrangements as discussed in note 15, "Share Capital," of the notes accompanying our consolidated financial statements included in our 2009 Annual Report.

Outstanding Equity Awards at 2009 Fiscal Year-End

        The following table provides information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Constantine Iordanou	400,000	(4)	—	—	23.50	1/1/2012	68,250	4,883,288	—	—
	120,000	(4)	—	—	39.00	9/22/2014
	150,000		—	—	56.27	2/23/2016
	30,000		15,000	—	71.12	5/11/2017
	15,000		30,000	—	69.30	5/9/2018
	—		38,250	—	57.88	5/6/2019
John D. Vollaro	40,000		—	—	39.00	9/22/2014	22,383	1,601,504	—	—
	40,000		—	—	56.27	2/23/2016
	8,367		4,183	—	71.12	5/11/2017
	4,000		8,000	—	69.30	5/9/2018
	—		10,200	—	57.88	5/6/2019
John C.R. Hele	—		40,000	—	55.74	4/1/2019	32,600	2,332,530	—	—
	—		7,600	—	57.88	5/6/2019
Marc Grandisson	37,500		—	—	20.00	10/23/2011	17,749	1,269,941	—	—
	32,000		—	—	39.00	9/22/2014
	80,000		—	—	55.04	11/15/2015
	20,000		—	—	56.27	2/23/2016
	6,967		3,483	—	71.12	5/11/2017
	3,334		6,666	—	69.30	5/9/2018
	—		7,600	—	57.88	5/6/2019
Mark D. Lyons	18,116		—	—	26.31	8/6/2012	15,949	1,141,151	—	—
	28,000		—	—	39.00	9/22/2014
	20,000		—	—	56.27	2/23/2016
	30,000		—	—	59.65	8/2/2016
	5,567		2,783	—	71.12	5/11/2017
	2,784		5,566	—	69.30	5/9/2018
	—		7,600	—	57.88	5/6/2019
W. Preston Hutchings	50,000	(5)	—	—	45.34	7/1/2015	23,350	1,670,693	—	—
	6,000	(5)	—	—	56.27	2/23/2016
	3,500		1,750	—	71.12	5/11/2017
	2,000		4,000	—	69.30	5/9/2018
	—		5,100	—	57.88	5/6/2019

(1)
Each of the above stock options and SARs, as applicable, vest in three equal annual installments commencing on the first anniversary of the grant date. All of such options will expire 10 years from the date of grant (subject to the terms of the award agreements).

(2)
The above restricted share or unit awards vest in three equal annual installments commencing on the first anniversary of the grant date, except that 12,500 common shares will vest to Mr. Hutchings on July 1, 2010, (subject to the terms of the award agreement). In addition, Mr. Lyons' awards granted during May 2008 and 2009 were in the form of restricted common share units that will be settled in common shares after the termination of his employment as provided in the award agreement.

(3)
Market value of unvested shares or units on an aggregate basis are valued as of December 31, 2009 in accordance with applicable SEC rules.

(4)
As of December 31, 2009, 406,156 of such stock option awards were transferred other than for value to a grantor retained annuity trust.

(5)
Each stock option award was transferred other than for value to a company which is owned by a family trust, with Mr. Hutchings, his spouse and their children as beneficiaries.

Option Exercises and Stock Vested

        The following table provides information concerning each exercise of stock options and each vesting of stock during fiscal year 2009 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Constantine Iordanou	—	—	15,000	896,700
John D. Vollaro	—	—	10,183	586,258
John C.R. Hele	—	—	—	—
Marc Grandisson	—	—	7,817	453,763
Mark D. Lyons	—	—	18,783	1,146,616
W. Preston Hutchings	—	—	4,083	238,600

(1)
We computed the dollar amount realized upon vesting by multiplying the number of shares by the market value of the underlying shares on the vesting date.

Non-Qualified Deferred Compensation

        The following table provides information with respect to our defined contribution plan that provides for deferral of compensation on a basis that is not tax-qualified:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Constantine Iordanou	—	—		1,379,634	—	15,953,503	(3)
	—	—		25,619	—	1,264,145	(4)
John D. Vollaro	—	—		487,838	—	4,465,009	(3)
John C.R. Hele	—	—		—	—	—
Marc Grandisson	—	—		—	(125,694)	—
Mark D. Lyons	775,307	36,975		210,795	—	1,382,754	(3)
	—	439,888	(4)	116,000	—	1,141,223	(4)
W. Preston Hutchings	—	—		—	—	—

(1)
The above amount was deferred by the named executive officer and is also reported in the "Summary Compensation Table" in the "Salary" column for 2009 and the "Bonus" column for 2008.

(2)
All of such contributions by the Company are also reported in the "Summary Compensation Table" for fiscal year 2009 in the "All Other Compensation" column.

(3)
Includes the following amounts which we also reported in the "Summary Compensation Table" for fiscal year 2009 or in prior years: Mr. Iordanou—$14,001,423; Mr. Vollaro—$3,641,100; and Mr. Lyons—$839,282.

(4)
Indicates the value of restricted common share units that will be settled in common shares after the termination of employment as provided in the applicable award agreements. The amounts indicated in the "Aggregate Balance at Last FYE" column are based on the closing price of ACGL's common shares on December 31, 2009. All of such grants have been reported in the "Summary Compensation Table" for fiscal year 2009 or in prior years as follows: (a) "Registrant Contributions in Last FY" for Mr. Lyons—$439,888; and (b) "Aggregate Balance at Last FYE" for Mr. Iordanou—$500,000; and Mr. Lyons—$1,018,543. The amount indicated in the "Registrant Contributions in Last FY" column for Mr. Lyons is based on the closing price of ACGL's common shares on the date of grant, and such award vests in three equal annual installments commencing on May 6, 2010.

        The Company maintains an Executive Supplemental Non-Qualified Savings and Retirement Plan. Under this plan, participants may defer eligible base salary in excess of the compensation limit imposed by the Code ("Excess Compensation") (for 2009, base salary in excess of $245,000 which amount has not been increased for 2010) and, with respect to the eligible named executive officers, the Company provides matching contributions on these deferrals in amounts equal to 100% of the first 3% of salary contributed to the plan and 50% of the next 3% of salary contributed to the plan. The Company also makes pension-like contributions on behalf of the eligible named executive officers in an amount equal to 10% of Excess Compensation. In addition, the named executive officers may defer up to 100% of annual bonus paid each year and these bonus deferral contributions are not eligible for matching contributions by the Company. Until distribution, the contributions and any earnings are held in an irrevocable trust known as a "rabbi trust" by an independent trustee, and the trust assets remain subject to the Company's creditors. The participants may elect to have their contributions under the plan deemed to be invested among certain permissible mutual fund options. The plan provides that, as soon as practicable following retirement, death or other termination of employment, but subject to any delay required by the Code, all benefits under the plan will be distributed either in a single lump sum in cash or, if elected, in installments over a period not to exceed 10 years.

        As indicated above, Section 457A of the Code generally prohibits U.S. taxpayers from deferring U.S. income tax on compensation attributable to services performed after December 31, 2008 for certain employers, including Bermuda-based employers such as ACGL and Arch Re (Bermuda). As a result, for periods on or after January 1, 2009, certain employees of ACGL and Arch Re (Bermuda), including Messrs. Iordanou, Vollaro, Hele and Grandisson, are no longer permitted to participate in the non-qualified defined contribution retirement plan. In addition, and as required by Section 457A, the non-qualified plan will provide that compensation that has been previously deferred by these employees will be distributed on or before December 31, 2017. Pursuant to the transitional relief rule under Section 409A of the Code, which allowed participants to make a one-time payout election applicable to their account balance that was accrued after December 31, 2004 and for years before 2009, Mr. Grandisson elected to take a lump sum distribution of $125,694 on January 1, 2009. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we have provided comparable benefits to these participants in the form of current cash payments subject to tax. Such cash payments have been reported in the "Summary Compensation Table" in the "All Other Compensation" column for fiscal year 2009.

Employment Arrangements

        Set forth below is a summary of the material terms of the employment arrangements with each of the named executive officers.

  Constantine Iordanou

        In November 2007, ACGL and Constantine Iordanou entered into an employment agreement pursuant to which Mr. Iordanou has agreed to serve as ACGL's president and chief executive officer until November 28, 2012 (or such earlier or later date upon which Mr. Iordanou's employment may be terminated or extended in accordance with the employment agreement). In December 2008, ACGL and Mr. Iordanou agreed upon certain amendments to the employment agreement intended to comply with Sections 409A and 457A of the Code.

        Mr. Iordanou's employment agreement provides for an annual base salary of $1,000,000, which is subject to review annually for increase at the discretion of the Board of Directors. Mr. Iordanou is eligible to participate in an annual bonus plan on terms established from time to time. The target rate for the annual cash bonus is 100% of his annual base salary. Mr. Iordanou is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; the cost of preparation of annual tax returns and associated tax planning on a basis no less favorable than such arrangements provided to similarly situated senior executives residing in Bermuda; and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expense reimbursement, payroll tax reimbursements and automobile allowance. Since Mr. Iordanou relocated to Bermuda, his employment agreement also provides for the use of any private aircraft owned or leased by the Company or such other reasonably comparable air transportation for travel between Bermuda and the New York Metropolitan area. In addition, Mr. Iordanou is also entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda, New York and any other governmental taxing authority over the amount that would have been payable by him had he resided in New York for the entire calendar year. The agreement also provides that, during the employment period, ACGL will use its best efforts to cause Mr. Iordanou to be elected to our Board of Directors. The agreement provides that it will be automatically extended for successive one-year periods after the current term unless either ACGL or Mr. Iordanou gives at least 12 months notice of the intention not to renew.

        The agreement provides that if Mr. Iordanou's employment is terminated by his death, his estate will receive a prorated portion of his bonus that would have been paid for the year of his death and an amount equal to two times the sum of his base salary and target annual bonus payable in a lump sum, but offset by life insurance proceeds received by his estate on coverage provided by the Company. His agreement also provides that if his employment is terminated due to his permanent disability, he will receive a prorated portion of his bonus that would have been paid for the year in which he becomes disabled, as determined by the Board of Directors, and an amount per annum equal to 40% of his base salary during the period beginning on the date of his permanent disability up to the month in which he reaches age 65, offset by any proceeds scheduled to be received from any disability insurance coverages provided by the Company, such amount to be paid in equal monthly installments, provided, that all installments otherwise scheduled to be made after the first anniversary of termination will instead be made on such first anniversary. The agreement further provides that if we terminate Mr. Iordanou's employment without cause or he resigns for good reason, he will receive a prorated portion of his bonus that would have been paid for the year of his termination and an amount equal to two times the sum of his base salary and target annual bonus payable in 18 equal installments, the first nine of which will be paid monthly over nine months and the last nine of which will be paid in a lump sum on the nine-month anniversary of termination (subject to six month deferral as required under Section 409A of the Code). Mr. Iordanou's and his spouse's major medical insurance coverage benefits pursuant to his employment agreement will continue for 18 months after the date of termination in the event that (1) his employment ends due to death or permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason (or until such time as he has major medical insurance coverage under the plan of another employer). The agreement also provides that if Mr. Iordanou's employment is terminated by us for cause or he resigns other than for good reason, he will receive his base salary through the date of termination.

        Mr. Iordanou has agreed that, during the employment period and for the period of 18 months after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist as of the date of termination, within any geographical area in which ACGL or any of its subsidiaries engage in such businesses. If we terminate Mr. Iordanou's employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving severance benefits provided for under his employment agreement under such circumstances. However, in the event of termination due to expiration of the term of the agreement or by reason of Mr. Iordanou's resignation other than for good reason, the non-competition period will continue beyond his termination date for up to 18 months only if the Company so elects and (1) pays Mr. Iordanou an amount equal to two times the sum of his annual base salary and target annual bonus (prorated for the period selected by the Company) in 18 equal installments, the first 12 of which will be paid monthly and continuing monthly thereafter through the month that includes the first anniversary of the separation from service and the last six of which will be paid on the first anniversary of the separation from service (subject to six month deferral as required under Section 409A of the Code); and (2) provides medical benefits for the selected period. Mr. Iordanou also agreed that he will not, for an 18-month period following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        In addition, in the event of a change in control, the agreement provides for a gross-up payment to reimburse Mr. Iordanou for any excise tax under Code Section 4999 as well as any additional income, excise and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% nondeductible excise tax on the recipient of an "excess parachute payment" and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment. The agreement provides that any payments contingent on a change of control will be reduced by an amount equal to the lesser of (1) the smallest amount possible such that no payment would be treated as a "parachute payment" under Section 280G of the Code and (2) $2,500,000. Notwithstanding the foregoing provision, if, without regard to any gross-up payment and without any reduction in payments, the net amount retained by Mr. Iordanou, after subtracting from the payments otherwise to be made all taxes imposed thereon, would exceed the after-tax amount that would be retained by him with the gross-up payment and after the reduction described above, then no reduction in payments will be made and no gross-up payment will be made. The agreement also provides for indemnification of Mr. Iordanou to the fullest extent permitted by applicable law and the Company's governing instruments in connection with suits or proceedings arising by reason of the fact that he is or was a director, officer or employee of the Company. The Company has also agreed to pay reasonable legal fees incurred by Mr. Iordanou as result of any dispute or contest with the Company regarding the agreement, unless the Company substantially prevails on all material causes of action in the dispute or contest.

        In December 2008, ACGL credited to an account in its non-qualified deferred compensation plan $2,466,526 on behalf of Mr. Iordanou. ACGL authorized this contribution to Mr. Iordanou's account in connection with the renewal of his employment agreement to provide supplemental pension benefits for services performed by him prior to the contribution date and in recognition that certain pension benefits from his former employer were previously foregone by Mr. Iordanou. The credited amount was fully vested on the contribution date. The credited amount, together with any notional earnings credited under the terms of the plan, will be distributed to Mr. Iordanou on or before December 31, 2017 in accordance with his distribution election and the provisions of the plan.

  John D. Vollaro

        In October 2008, ACGL and John Vollaro entered into an employment agreement with a term extending through April 1, 2012. Unless either the Company or Mr. Vollaro provides written notice of their intention not to renew the agreement at least 180 days prior to the expiration of the original term, the employment period will continue on the same terms and conditions for an indefinite period until terminated by either party by providing at least six months' prior written notice to the other party. Pursuant to the agreement, Mr. Vollaro (1) served as executive vice president and chief financial officer of ACGL until March 31, 2009 and (2) will serve as senior advisor of ACGL from April 1, 2009 through the remainder of the employment period. Mr. Vollaro's base salary will be paid at the rate of (a) $500,000 per annum until March 31, 2009 and (b) $250,000 per annum from April 1, 2009 through the remainder of the employment period, and the target rate for the annual cash bonus is 100% of the annual base salary. Mr. Vollaro is eligible to receive annual cash bonuses and share-based awards at the discretion of ACGL's Board of Directors and is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance, the cost of preparation of annual tax returns and associated tax planning, and other fringe benefits customarily provided to similarly situated senior executives. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and the United States. In addition, Mr. Vollaro is entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda, Connecticut and any other governmental taxing authority over the amount that would have been payable by him had he resided in Connecticut for the entire calendar year.

        The agreement provides that if Mr. Vollaro's employment is terminated without cause or for good reason, he will be entitled to receive an amount equal to: (1) with respect to termination that occurs during the period ending March 31, 2009, 18 months of his base salary; and (2) with respect to a termination that occurs during the period extending from April 1, 2009 through the remainder of the employment period, the sum of the total remaining base salary and target annual bonus which would have been paid to Mr. Vollaro under his employment agreement for the period through the later of (a) the end of the original term of the agreement and (b) six months after the date of termination of employment (the "Severance Amount"). The Severance Amount would be payable over 12 months. The agreement also provides that if Mr. Vollaro's employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Vollaro, he (or his estate) will be entitled to receive his base salary through the date of termination. The agreement further provides that if Mr. Vollaro's employment is terminated by reason of death or permanent disability, he (or his estate) will also be entitled to receive: (i) for the period ending March 31, 2009, a prorated portion of his annual bonus (for such purposes, the annual bonus will not be less than the average annual bonus received for the preceding three years); and (ii) for the period extending from April 1, 2009 through the remainder of the employment period, an amount equal to the Severance Amount, in each case, (i) offset by any proceeds received from any insurance coverages provided by the Company, and (ii) such amount, will be paid to him (or his estate) promptly upon death or permanent disability, as applicable, and in no event later than March 15 of the calendar year following the calendar year of such termination of employment. Mr. Vollaro's major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason.

        Mr. Vollaro has agreed that, during the employment period and for a period of two years after termination of employment for cause or as a result of his resignation or leaving employment other than for good reason, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Vollaro's employment without cause or he terminates for good reason, the term of his non-competition period will extend for one year following termination. Mr. Vollaro also agreed that he will not, for a period of two years following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

  John C.R. Hele

        In October 2008, ACGL and John Hele entered into an employment agreement with a term extending from April 1, 2009 through April 1, 2012. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Hele gives notice at least 180 days prior to the expiration of the original term or any extended term. The agreement provides for an annual base salary of $600,000, and the target rate for the annual cash bonus is 100% of the annual base salary. Mr. Hele is eligible to receive annual cash bonuses and share-based awards at the discretion of the Board and is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance, the cost of preparation of annual tax returns and associated tax planning, and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and the United States. In addition, Mr. Hele is entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda, New York and any other governmental taxing authority over the amount that would have been payable by him had he resided in New York for the entire calendar year. ACGL will also reimburse him for certain relocation expenses and reasonable expenses incurred by him in establishing his residence in Bermuda. In addition, upon the termination of his employment for any reason, ACGL will reimburse him for reasonable expenses incurred by him for the cost of relocating all of his household items to the United States and airfare for Mr. Hele and his family to return to the United States.

        The agreement provides that if Mr. Hele's employment is terminated without cause or for good reason, he will be entitled to receive an amount equal to: the greater of (1) 18 months of his base salary and (2) the total remaining base salary for the employment period which would have been paid to him under his employment agreement if the employment period had not been so terminated, payable over 12 months. The agreement also provides that if Mr. Hele's employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Hele, he (or his estate) will be entitled to receive his base salary through the date of termination. The agreement further provides that if Mr. Hele's employment is terminated by reason of death or permanent disability, he (or his estate) will also be entitled to receive a prorated portion of his target annual bonus (offset by any proceeds received from any insurance coverages provided by the Company), such amount would be paid to him by no later than March 15 of the calendar year following the calendar year of such termination of employment. Mr. Hele's major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (a) his employment ends due to permanent disability, (b) he is terminated other than for cause or (c) he resigns for good reason.

        Mr. Hele has agreed that, during the employment period and for a period of one year after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. Mr. Hele also agreed that he will not, for a period of one year following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        In connection with his retention, on April 1, 2009, Mr. Hele was granted 25,000 restricted common shares and 40,000 stock options, each of which will vest to him in three equal annual installments commencing on the first anniversary of the grant date so long as he remains an employee of the Company on such date. The terms of Mr. Hele's award agreements have the terms described below under "Share-Based Award Agreements," except that, in the event his employment is terminated by ACGL without cause or by him for good reason, the restricted shares will immediately vest to him.

  Marc Grandisson

        Under an employment agreement, Marc Grandisson serves as chairman and chief executive officer of Arch Worldwide Reinsurance Group. The terms of his employment provide for a current annual base salary of $625,000. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. Grandisson is 100% of his annual base salary. Mr. Grandisson is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board of Directors. Mr. Grandisson is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Canada and Bermuda. The current term of his employment agreement ends on December 31, 2010, but we or Mr. Grandisson may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Grandisson gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Grandisson is terminated without cause or for good reason, he will be entitled to receive an amount equal to his annual base salary over a 12-month period. Mr. Grandisson's major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason. If Mr. Grandisson's employment is terminated for cause or if he resigns without good reason or as a result of his death or disability, he (or his estate) will receive his annual base salary to the date of such termination.

        Mr. Grandisson agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he or the Company gives notice of intent not to extend his employment term in accordance with the employment agreement. Mr. Grandisson also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        In consideration of his entering into the employment agreement with ACGL in November 2005, Mr. Grandisson also was granted 50,000 restricted common shares and 80,000 stock options, each of which vested to him on December 31, 2008. In the event that Mr. Grandisson is terminated for cause, all of such vested options will cease to be exercisable and will be immediately forfeited. In the event that we terminate his employment other than for cause, he resigns for good reason or his employment terminates due to death or permanent disability, Mr. Grandisson's options will have a remaining term of three years following termination. In the event of termination for any other reason, all of such options will remain exercisable for a period of 90 days from termination.

  Mark D. Lyons

        Under an employment agreement, Mark Lyons serves as chairman and chief executive officer of Arch Worldwide Insurance Group and chairman and chief executive officer of Arch Insurance Group. The terms of his employment provide for a current annual base salary of $500,000. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. Lyons is 100% of his annual base salary. Mr. Lyons is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board of Directors. Mr. Lyons is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance and other fringe benefits customarily provided to similarly situated senior executives. In addition, during the employment period, Arch Insurance Group will reimburse him for reasonable housing costs in the New Jersey Metropolitan area. The current term of his employment agreement ends on July 31, 2010, but Arch Insurance Group or Mr. Lyons may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless Arch Insurance Group or Mr. Lyons gives written notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Lyons is terminated without cause or for good reason, he will be entitled to receive an amount equal to his annual base salary over a 12-month period. Mr. Lyons' major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason. If Mr. Lyons' employment is terminated for cause or if he resigns without good reason or as a result of his death or disability, he (or his estate) will receive his annual base salary to the date of such termination.

        Mr. Lyons agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he or the Company gives notice of intent not to extend his employment term in accordance with the employment agreement. Mr. Lyons also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        In consideration of his entering into the employment agreement with Arch Insurance Group, in August 2006, Mr. Lyons also was granted 15,000 restricted common shares and 30,000 stock options, each of which vested on July 31, 2009. In the event that Mr. Lyons is terminated for cause, all of his vested options will cease to be exercisable and will be immediately forfeited. In addition, in the event that his employment terminates due to death or permanent disability, Mr. Lyons' options will have a remaining term of three years following termination. In the event of termination for any other reason, all of such options will remain exercisable for a period of 90 days from termination.

  W. Preston Hutchings

        W. Preston Hutchings serves as president of Arch Investment Management Ltd. and senior vice president and chief investment officer of ACGL. The terms of his employment provide for a current annual base salary of $450,000. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. Hutchings is 100% of his annual base salary. Mr. Hutchings is eligible to receive an annual cash bonus and share-based awards at the discretion of the Board of Directors and to participate in our employee benefit programs. The Company or Mr. Hutchings may terminate his employment at any time. In the event that Mr. Hutchings' employment is terminated by ACGL not for cause or by him for good reason,

ACGL will pay to him an amount equal to his annual base salary over a period of 12 months. In addition, Mr. Hutchings also agreed that he will not, for a period of one year following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        In connection with his retention in July 2005, Mr. Hutchings was granted 12,500 restricted common shares, which will vest to him on July 1, 2010, and 50,000 stock options, which vested in three equal annual installments commencing on July 1, 2005. In the event that his employment terminates due to his death or permanent disability, all of such restricted common shares will immediately vest. The restricted common shares will also vest in the event his employment is terminated by the Company without cause. In the event of termination for any other reason, all unvested shares will be forfeited. In addition, in the event that Mr. Hutchings is terminated for cause, all of his vested options will cease to be exercisable and will be immediately forfeited. In the event that we terminate his employment other than for cause or his employment terminates due to death or permanent disability, Mr. Hutchings' options will have a remaining term of three years following termination. In the event of termination for any other reason, all of such options will remain exercisable for a period of 90 days from termination.

Share-Based Award Agreements

        Our long-term incentive share award plans provide for the grant to eligible employees and directors of stock options, stock appreciation rights, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents, performance shares and performance units and other share-based awards.

        To date, the Company has provided grants in the form of stock options, SARs, restricted common shares and restricted common share units. Share-based awards granted to employees vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards. The May 2009 grants outlined in the "Grants of Plan-Based Awards" table will vest over a three-year period, which the Company believes is consistent with the Company's objectives to retain management and to align further the interests of management and the Company's shareholders. Options and SARs awarded to executives are granted at 100% of the market value of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date.

        Each annual award agreement expressly provides for the acceleration of the vesting of the applicable award and, in the case of stock options and SARs, adjustments to the option exercise period in the event the award recipient ceases to be an employee of the Company in certain circumstances. In the event that an employee's employment terminates due to his death or permanent disability, unvested awards would immediately vest, and the employee or his/her estate may exercise the options and SARs for a period of three years. In the event that an employee's employment is terminated by the Company for cause, all unvested restricted shares would be forfeited and all unvested and vested options and SARs would be forfeited. Commencing with grants on and after September 2004, in the event that an employee's employment terminates (other than for cause) after retirement age, unvested awards would continue to vest on the schedule set forth in the applicable agreement so long as the employee does not engage in a competitive activity. If the employee does engage in a competitive activity, then any unvested awards would be forfeited and the holder would have a reduced period in which to exercise vested options and SARs. Currently, the annual award agreements for the named executive officers provide that, in the event that the employee's employment is terminated by the Company other than for cause or by the employee for good reason within two years following a change in control, unvested awards would immediately vest, and the options and SARs would have a remaining term of 90 days from termination. In the event of termination for any other reason, all unvested awards would be forfeited, and the holder may exercise vested options and SARs for a period of 90 days from termination. The foregoing description is qualified in its entirety by reference to the award agreements.

Termination Scenarios—Potential Payments

        The following table provides information on the various payments and benefits that each named executive officer would have been entitled to receive if his last day of employment with the Company had been December 31, 2009 under the various circumstances presented. Please refer to the descriptions of our employment agreements and share-based award agreements, which outline these potential payments and benefits (see "Employment Arrangements" and "Share-Based Award Agreements").

Name	Voluntary ($)		For Cause ($)	Death ($)	Disability ($)	Without Cause or For Good Reason (as applicable) ($)	Without Cause or For Good Reason (as applicable) following a Change in Control ($)
Constantine Iordanou
Cash Severance(1)	—		—	5,000,000	3,066,666	5,000,000	5,000,000
Accelerated Vesting of Share-Based Awards(2)	—	(4)	—	5,480,115	5,480,115	—	5,480,115
Health & Welfare(3)	—		—	28,496	28,496	28,496	28,496

Total	—		—	10,508,611	8,575,277	5,028,496	10,508,611
John D. Vollaro
Cash Severance(5)	—		—	1,437,329	1,437,329	1,437,329	1,437,329
Accelerated Vesting of Share-Based Awards(2)	—	(4)	—	1,760,736	1,760,736	—	1,760,736
Health & Welfare(3)	—		—	—	13,399	13,399	13,399

Total	—		—	3,198,065	3,211,464	1,450,728	3,211,464
John C.R. Hele
Cash Severance(6)	—		—	450,000	450,000	1,350,000	1,304,884
Accelerated Vesting of Share-Based Awards(2)	—		—	3,068,822	3,068,822	2,421,150	3,068,822
Health & Welfare(3)	—		—	—	15,542	15,542	15,542

Total	—		—	3,518,822	3,534,364	3,786,692	4,389,248
Marc Grandisson
Cash Severance(7)	—		—	—	—	625,000	625,000
Accelerated Vesting of Share-Based Awards(2)	—		—	1,390,329	1,390,329	—	1,390,329
Health & Welfare(3)	—		—	—	—	15,542	15,542

Total	—		—	1,390,329	1,390,329	640,542	2,030,871
Mark D. Lyons
Cash Severance(8)	—		—	—	—	500,000	500,000
Accelerated Vesting of Share-Based Awards(2)	—		—	1,258,763	1,258,763	—	1,258,763
Health & Welfare(3)	—		—	—	—	18,998	18,998

Total	—		—	1,258,763	1,258,763	518,998	1,777,761
W. Preston Hutchings
Cash Severance(9)	—		—	—	—	450,000	450,000
Accelerated Vesting of Share-Based Awards(2)	—		—	1,750,162	1,750,162	894,375	1,750,162
Health & Welfare	—		—	—	—	—	—

Total	—		—	1,750,162	1,750,162	1,344,375	2,200,162

(1)
In the case of termination (i) due to death, (ii) by the Company without cause or (iii) by the executive for good reason, Mr. Iordanou (or his estate) will be entitled to receive a prorated target bonus based on the termination date plus two times the sum of his base salary and target annual bonus, with such amounts payable (A) in a lump sum as soon as practicable following death but offset by life insurance proceeds received by his estate on coverage provided by the Company and (B) except as otherwise required to be deferred for six months under Section 409A of the Code, over a nine-month period for the other cases as provided in his employment agreement. In the case of termination due to disability, Mr. Iordanou will be entitled to receive a prorated bonus based on the termination date plus 40% of his base salary for the maximum disability term under our plans (i.e., through his 65th birthday), which amount will be payable over one year as provided in his employment agreement, offset by proceeds received by him from disability insurance provided by the Company.

(2)
Represents the intrinsic value (i.e., the value based upon the Company's closing share price on December 31, 2009 or in the case of options, the excess of the closing price over the exercise price) of accelerated vesting of certain unvested share-based awards as of December 31, 2009 under the various circumstances presented. See "Employment Arrangements" and "Share-Based Award Agreements."

(3)
Represents the employer cost relating to the continuation of medical insurance coverage under the terms described in each executive's employment agreement for the various circumstances presented.

(4)
Since Messrs. Iordanou and Vollaro are of retirement age (as defined in our plans), any unvested restricted shares/units and unvested stock options/SARs will continue to vest according to the vesting schedule and, in the case of stock options/SARs, the options/SARs will continue to have the full exercise period of 10 years from the date of grant. In the event that either of them engages in a competitive activity (as defined in the award agreements) following retirement, the exercise periods for the options/SARs would be reduced.

(5)
In the case of termination due to (i) death or disability, (ii) by the Company without cause or (iii) by the executive for good reason, Mr. Vollaro (or his estate) will receive the sum of the total remaining base salary and target bonus which would have been paid to him under his agreement for the period through the later of (A) the end of the original term of the agreement and (B) six months after the date of termination of employment.

(6)
In the case of termination due to death or disability, Mr. Hele (or his estate) will receive a prorated bonus based on the termination date; provided, however, that the amount may not be less than the average of the bonuses paid to him for the last three years (if he has not yet received bonuses for three years, he will receive not less than a prorated portion of the average bonuses received). In the case of termination by the Company without cause or by the executive for good reason, Mr. Hele will be entitled to receive an amount equal to the greater of (i) 18 months of base salary and (ii) the total remaining base salary payable under his agreement. The cash severance amount otherwise payable to Mr. Hele at December 31, 2009 following a change in control has been reduced by $45,116, as required by the "modified cut-back provision" included in his employment agreement, which addresses excise tax implications of Code Sections 4999 and 280G. See "Compensation Discussion and Analysis—Tax Considerations—Excise Tax Matters" and "Employment Arrangements—John C.R. Hele."

(7)
In the case of termination by the Company without cause or by the executive for good reason, Mr. Grandisson will be entitled to receive 12 months of base salary payable in equal monthly installments.

(8)
In the case of termination by the Company without cause or by the executive for good reason, Mr. Lyons will be entitled to receive 12 months of base salary payable, except as otherwise required to be deferred for six months under Section 409A of the Code, in equal monthly installments.

(9)
In the case of termination by the Company without cause or by the executive for good reason, Mr. Hutchings will be entitled to receive 12 months of base salary payable in equal monthly installments.

 Director Compensation

        The following table provides information concerning the compensation of the directors for fiscal year 2009:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Paul B. Ingrey(2)	463,294	—	—	—	—	51,431	(4)	514,725
Wolfe "Bill" H. Bragin	104,027	44,973	—	—	—	—		149,000
John L. Bunce, Jr.	81,027	44,973	—	—	—	—		126,000
Sean D. Carney	69,027	44,973	—	—	—	—		114,000
Kewsong Lee	88,027	44,973	—	—	—	—		133,000
James J. Meenaghan	131,027	44,973	—	—	—	—		176,000
John M. Pasquesi	85,027	44,973	—	—	—	—		130,000
Robert F. Works	104,027	44,973	—	—	—	—		149,000

(1)
Each non-employee member of our Board of Directors is entitled to receive an annual cash retainer fee in the amount of $60,000. Each such director may elect to receive this retainer fee in the form of common shares instead of cash. If so elected, the number of shares distributed to the non-employee director would be equal to 100% of the amount of the annual retainer fee otherwise payable divided by the fair market value of our common shares. Each non-employee director also receives a meeting fee of $2,500 for each Board meeting attended and $1,000 for each committee meeting attended. In addition, each non-employee director serving as chairman of the audit committee receives an annual fee of $50,000, and other members of the audit committee receive an annual fee of $25,000. Each non-employee director serving as a chairman of a committee other than the audit committee receives an annual fee of $5,000. Accordingly, this column includes the annual retainer (whether paid in cash or, at the election of the director, in common shares), meeting fees and committee chairman and retainer fees, as applicable. For the 2009-2010 annual period, Messrs. Bragin, Bunce, Carney, Lee, Meenaghan, Pasquesi, and Works received their annual retainers in the form of 1,036 common shares. For the 2010-2011 annual period, the annual cash retainer fee has been increased to $75,000.

(2)
Mr. Ingrey's employment agreement provided for an annual base salary of $250,000 and a bonus determined by the compensation committee and the Board of Directors. Mr. Ingrey retired as chairman of the board of directors at the end of his employment term on November 6, 2009. For 2009, Mr. Ingrey received total salary of $213,294 and also received a cash bonus of $250,000. A description of Mr. Ingrey's employment agreement is included below.

(3)
Each year, the non-employee directors are granted a number of restricted shares equal to $45,000 divided by the closing price on the date of grant (i.e., the first day of the annual period of compensation for the non-employee directors), and such shares will vest on the first anniversary of the grant date. The grant date fair value indicated in the table has been calculated in accordance with FASB ASC Topic 718 Compensation—Stock Compensation. On May 6, 2009, each director received 777 restricted common shares. For the 2010-2011 annual period, such amount has been increased to $60,000.

The aggregate number of share awards outstanding (i.e., unvested) as of December 31, 2009 for each non-employee director was 777 shares. In addition, the aggregate number of option awards outstanding as of December 31, 2009 for each non-employee director was as follows: (a) Paul B.

  Ingrey, 272,407 options; (b) Sean D. Carney, 300 options; (c) Kewsong Lee, 3,300 options; (d) James J. Meenaghan, 18,300 options; (e) John M. Pasquesi, 1,126,419 options; and (f) Robert F. Works, 19,500 options. Mr. Ingrey and Mr. Pasquesi received share-based awards in connection with their service to the Company in other capacities, including chairman and vice chairman, respectively. For additional information on ownership of the Company's securities, please refer to "Security Ownership of Certain Beneficial Owners and Management."

(4)
Includes: (a) $30,185 in contributions to our defined contribution plans and (b) $16,176 in Bermuda payroll tax reimbursements. In addition, includes the following other benefits, none of which, individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Ingrey: payment for life insurance premiums and an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan.

        In addition to the above arrangements, all non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees. Directors who are also employees of ACGL or its subsidiaries receive no cash compensation for serving as directors or as members of Board committees. The Company also provides a matching gift program pursuant to which the Company matches eligible contributions by non-employee directors to qualified charitable organizations. During 2009, the Company made an aggregate of approximately $184,000 in matching contributions on behalf of the non-employee directors.

  Board Composition Changes

        As indicated above, Constantine Iordanou, president and chief executive officer of ACGL, was appointed to the additional position of chairman of the board, effective November 6, 2009. He succeeded Paul B. Ingrey, who retired as chairman at the end of his employment term on November 6, 2009. John D. Vollaro, formerly executive vice president, chief financial officer and treasurer and currently a senior advisor of ACGL, was appointed to the Board as a member of each of the finance and investment committee of the Board and the underwriting oversight committee of the Board, effective November 1, 2009. He succeeded Paul B. Ingrey as chairman of the underwriting oversight committee of the Board on November 6, 2009. In addition, current director Kewsong Lee was named lead director, a newly-created position, effective November 6, 2009. Please refer to "Summary Compensation Table" and "Employment Arrangements" for a description of the employment arrangements of Mr. Iordanou and Mr. Vollaro.

        Prior to his retirement, Mr. Ingrey's employment agreement provided for an annual base salary of $250,000. For 2009, he also received a bonus in the amount of $250,000. Mr. Ingrey was eligible to participate in our employee benefit programs and to use any private aircraft owned or leased by the Company for travel between Bermuda and his private residence. In connection with these arrangements, Mr. Ingrey was not entitled to receive any of the compensation paid to our non-employee directors, as described above. Mr. Ingrey agreed that, during the employment period and for the period of one year after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. Mr. Ingrey also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

Security Ownership of Certain Beneficial Owners and Management

  Common Shares

        The following table sets forth information available to us as of March 12, 2010 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (2) each director and named executive officer of ACGL and (3) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

	Common Shares
Name and Address of Beneficial Owner	(A) Number of Common Shares Beneficially Owned(1)	(B) Rule 13d-3 Percentage Ownership(1)
Artisan Partners Holdings LP(2) 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	5,329,014	10.1%
Baron Capital Group, Inc.(3) 767 Fifth Avenue New York, New York 10153	4,743,134	9.0
Cascade Investment, L.L.C.(4) 2365 Carillon Point Kirkland, Washington 98033	3,558,747	6.7
BlackRock Inc.(5) 40 East 52nd Street New York, New York 10022	3,339,427	6.3
Constantine Iordanou(6)	1,112,820	2.1
Wolfe "Bill" H. Bragin(7)	12,734	*
John L. Bunce, Jr.(8)	220,395	*
Sean D. Carney(9)	66,320	*
Kewsong Lee(10)	153,499	*
James J. Meenaghan(11)	35,721	*
John M. Pasquesi(12)	1,540,548	2.9
Robert F. Works(13)	38,570	*
John D. Vollaro(14)	150,550	*
John C.R. Hele(15)	48,468	*
Marc Grandisson(16)	307,446	*
Mark D. Lyons(17)	150,585	*
W. Preston Hutchings(18)	97,689	*
All directors and executive officers (14 persons)(19)	4,005,690	7.2

*
Denotes beneficial ownership of less than 1.0%

(1)
Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of March 12, 2010. Therefore, column (B) has been computed based on (a) 52,785,516 common shares actually outstanding as of March 12, 2010; and (b) solely with respect to the person whose Rule 13d-3 Percentage Ownership of common shares is being computed, common shares that may be acquired within 60 days of March 12, 2010 upon the (i) exercise of options and (ii) vesting of restricted common share units, in each case, held only by such person. All references to "options" in the above table and the related footnotes include SARs, as applicable.

(2)
Based upon a Schedule 13G/A filed with the SEC on March 9, 2010 jointly by Artisan Partners Holdings LP ("Artisan Holdings"), Artisan Investment Corporation, the general partner of Artisan Holdings ("Artisan Corp"), Artisan Partners Limited Partnership ("Artisan Partners"), Artisan Investments GP LLC, the general partner of Artisan Partners ("Artisan Investments"), ZFIC, Inc, the sole stockholder of Artisan Corp ("ZFIC"), Andrew A. Ziegler, Carlene M. Ziegler and Artisan Funds, Inc. ("Artisan Funds"). Andrew A. Ziegler and Carlene M. Ziegler are the principal stockholders of ZFIC. Artisan Partners and Artisan Holdings are investment advisors. Artisan Holdings is the sole limited partner of Artisan Partners. The Schedule 13G/A reported that the common shares have been acquired on behalf of discretionary clients of Artisan Partners and Artisan Holdings and that Artisan Partners and Artisan Holdings hold 5,329,014 common shares, including 3,186,225 common shares on behalf of Artisan Funds. In addition, the Schedule 13G/A reported that (a) Artisan Holdings, Artisan Corp, Artisan Partners, Artisan Investments, ZFIC, Andrew A. Ziegler and Carlene M. Ziegler each has shared voting with respect to 5,018,527 common shares and shared dispositive power with respect to 5,329,014 common shares and (b) Artisan Funds has shared voting and dispositive power with respect to 3,186,225 common shares.

(3)
Based upon a Schedule 13G/A filed with the SEC on February 4, 2010 jointly by Baron Capital Group, Inc. ("BCG"), BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM") and Ronald Baron (collectively, the "Baron Group"). In the Schedule 13G/A, the Baron Group reported that BAMCO and BCM are subsidiaries of BCG, and Ronald Baron owns a controlling interest in BCG. In addition, the Schedule 13G/A reported that (a) BCG has shared voting power with respect to 4,584,884 common shares and shared dispositive power with respect to 4,743,134 common shares, (b) BAMCO has shared voting power with respect to 4,379,000 common shares and shared dispositive power with respect to 4,530,250 common shares, (c) BCM has shared voting power with respect to 205,884 common shares and shared dispositive power with respect to 212,884 common shares and (d) Ronald Baron has shared voting power with respect to 4,584,884 common shares and shared dispositive power with respect to 4,743,134 common shares.

(4)
Based on a Schedule 13G filed with the SEC on December 24, 2009 jointly by Cascade Investment, L.L.C. ("Cascade") and William H. Gates III. In the Schedule 13G, it is reported that Cascade has sole voting and dispositive power with respect to 3,558,747 common shares. In addition, all common shares held by Cascade may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade.

(5)
Based on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock Inc. ("BlackRock"). In the Schedule 13G, it is reported that BlackRock has sole voting power and sole dispositive power with respect to 3,339,427 common shares.

(6)
Amounts in columns (A) and (B) reflect (a) 132,160 common shares owned directly by Mr. Iordanou (including 38,250 restricted shares, which are subject to vesting), (b) 129,415 common shares owned by a limited liability company, for which Mr. Iordanou serves as the managing member, (c) 422,345 common shares issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof, (d) 406,156 common shares issuable upon exercise of stock options that are currently exercisable, which are held by a grantor retained annuity trust, (e) 7,744 common shares owned by Mr. Iordanou's children and (f) 15,000 restricted common share units, which will be settled in common shares within 60 days of the date hereof. Amounts do not include (a) 40,500 common shares issuable upon exercise of stock options that are not exercisable within 60 days of the date hereof, (b) 15,000 restricted common share units that will not be settled in common shares within 60 days of the date hereof and (c) 17,668 restricted common share units that will be settled in common shares after the termination of Mr. Iordanou's employment (or, if earlier, December 31, 2017) as provided in the award agreement. Mr. Iordanou disclaims beneficial ownership of all shares owned by his children.

(7)
Amounts in columns (A) and (B) reflect 12,734 common shares owned directly by Mr. Bragin (including 777 restricted shares, which are subject to vesting).

(8)
Amounts in columns (A) and (B) reflect 220,395 common shares owned directly by Mr. Bunce (including 777 restricted shares, which are subject to vesting).

(9)
Amounts in columns (A) and (B) reflect (a) 54,945 common shares owned directly by Mr. Carney, (b) 11,075 common shares (including 777 restricted shares, which are subject to vesting) and (c) 300 common shares issuable upon exercise of currently exercisable options, which are held proportionately for the benefit of Warburg Pincus. Mr. Carney disclaims beneficial ownership of shares held for the benefit of Warburg Pincus.

(10)
Amounts in columns (A) and (B) reflect (a) 136,928 common shares owned directly by Mr. Lee, (b) 13,271 common shares (including 777 restricted shares, which are subject to vesting) and (c) 3,300 common shares issuable upon exercise of currently exercisable options, which are held proportionately for the benefit of Warburg Pincus. Mr. Lee disclaims beneficial ownership of shares held for the benefit of Warburg Pincus.

(11)
Amounts in columns (A) and (B) reflect (a) 17,421 common shares owned directly by Mr. Meenaghan (including 777 restricted shares, which are subject to vesting) and (b) 18,300 common shares issuable upon exercise of currently exercisable options.

(12)
Amounts in columns (A) and (B) reflect (a) 384,268 common shares owned directly by Otter Capital LLC, for which Mr. Pasquesi serves as the managing member, (b) 9,124 common shares owned directly by Mr. Pasquesi (including 777 restricted shares, which are subject to vesting), (c) 20,737 common shares owned by a trust for which Mr. Pasquesi and his spouse are the trustees and (d) 1,126,419 common shares issuable upon exercise of currently exercisable options. The 384,268 common shares held by Otter Capital LLC are pledged as security.

(13)
Amounts in columns (A) and (B) reflect (a) 19,070 common shares owned directly by Mr. Works (including 777 restricted shares, which are subject to vesting) and (b) 19,500 common shares issuable upon exercise of currently exercisable options.

(14)
Amounts in columns (A) and (B) reflect (a) 42,600 common shares owned directly by Mr. Vollaro (including 14,383 restricted shares, which are subject to vesting), (b) 103,950 common shares issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof and (c) 4,000 restricted common share units, which will be settled in common shares within 60 days of the date hereof. Amounts do not include (a) 10,800 common shares issuable upon exercise of stock options that are not exercisable within 60 days of the date hereof and (b) 4,000 restricted common share units that will not be settled in common shares within 60 days of the date hereof.

(15)
Amounts in columns (A) and (B) reflect (a) 32,600 common shares owned directly by Mr. Hele, which are subject to vesting and (b) 15,868 common shares issuable upon exercise of stock options that are exercisable within 60 days of the date hereof. Amounts do not include 31,732 common shares issuable upon exercise of stock options that are not exercisable within 60 days of the date hereof.

(16)
Amounts in columns (A) and (B) reflect (a) 114,741 common shares owned directly by Mr. Grandisson (including 11,083 restricted shares, which are subject to vesting), (b) 220 common shares owned by his spouse, (c) 189,151 common shares issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof and (d) 3,334 restricted common share units, which will be settled in common shares within 60 days of the date hereof. Amounts do not include (a) 8,399 common shares issuable upon exercise of stock options that are not exercisable within 60 days of the date hereof and (b) 3,333 restricted common share units that will not be settled in common shares within 60 days of the date hereof.

(17)
Amounts in columns (A) and (B) reflect (a) 38,018 common shares owned directly by Mr. Lyons (including 2,783 restricted shares, which are subject to vesting) and (b) 112,567 common shares issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof. Amounts do not include (a) 7,849 common shares issuable upon exercise of stock options that are not exercisable within 60 days of the date hereof and (b) 15,950 restricted common share units (including 13,166 restricted common share units, which are subject to vesting), which will be settled in common shares after the termination of Mr. Lyons' employment as provided in the award agreements.

(18)
Amounts in columns (A) and (B) reflect (a) 21,100 common shares owned directly by Mr. Hutchings (including 19,350 restricted shares, which are subject to vesting), (b) 7,639 common shares held by a company which is owned by a family trust, with Mr. Hutchings, his spouse and their children as beneficiaries (the "Trust"), (c) 66,950 common shares issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof (56,000 of such stock options have been transferred to the Trust), and (d) 2,000 restricted common share units, which will be settled in common shares within 60 days of the date hereof. Amounts do not include (a) 5,400 common shares issuable upon exercise of stock options that are not exercisable within 60 days of the date hereof and (b) 2,000 restricted common share units that will not be settled in common shares within 60 days of the date hereof.

(19)
In addition to securities beneficially owned by the directors and the named executive officers reflected in the table, includes an aggregate of 70,345 common shares, including common shares issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof and restricted common share units, which will be settled in common shares within 60 days of the date hereof, in each case, which are beneficially owned by an additional executive officer who is not a director of ACGL.

  Preferred Shares

        The following table sets forth information available to us as of March 12, 2010 with respect to the ownership of our non-cumulative preferred shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding preferred shares, (2) each director and named executive officer of ACGL and (3) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Our preferred shares are not convertible into common shares, and the holders of the preferred shares do not have any voting rights (except under certain limited circumstances). For a description of the terms of our preferred shares, please see note 15, "Share Capital," of the notes accompanying our consolidated financial statements included in our 2009 Annual Report.

	Preferred Shares
	Series A Preferred Shares		Series B Preferred Shares
Name of Beneficial Owner	Number of Series A Preferred Shares Beneficially Owned	Rule 13d-3 Percentage Ownership	Number of Series B Preferred Shares Beneficially Owned	Rule 13d-3 Percentage Ownership
Constantine Iordanou	10,521	*	64,372	*
Wolfe "Bill" H. Bragin	300	*	1,000	*
James J. Meenaghan	4,098	*	7,013	*
W. Preston Hutchings	2,500	*	0	*
All directors and executive officers (14 persons)	17,419	*	72,385	1.4%

*
Denotes beneficial ownership of less than 1.0%

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2009.

Certain Relationships and Related Transactions

        Generally, transactions with related persons are subject to the review by the Board of Directors of ACGL. The Board of Directors has adopted written procedures regarding the review of transactions involving companies affiliated with funds managed by Warburg Pincus or another company in which a non-employee director of ACGL has a material interest (each a "portfolio company"), on the one hand, and ACGL or one of its subsidiaries, on the other hand.

        Under the procedures, these transactions must be reviewed and approved by the management of ACGL or the operating subsidiary entering into the transaction (as applicable), and the terms of such transaction should be arm's-length or on terms that are otherwise fair to ACGL and its subsidiaries. In addition, these transactions also require the approval of ACGL under its holding company oversight guidelines, except for the following: (1) ordinary course transactions pursuant to which any insurance subsidiary of ACGL writes a direct insurance policy for a portfolio company unless a non-U.S. subsidiary will receive $3 million or more in annual premiums and (2) a transaction in which a U.S.-

based subsidiary of ACGL (a) assumes reinsurance from, or cedes reinsurance to, a portfolio company or (b) provides direct insurance to a portfolio company pursuant to which such U.S.-based insurance subsidiary of ACGL will receive $3 million or more in annual premiums, in which case, the general counsel of Arch Capital Services Inc. should be pre-notified and appropriate steps will be implemented based on the transaction. In reviewing these proposed transactions, the effects, if any, on the independence of the relevant directors are considered under the governing NASDAQ and SEC standards. Any applicable regulatory, tax and ratings agency matters are also considered. Under these procedures, the Board of Directors is provided with an update of related party transactions entered into by the Company in accordance with the procedures on a regular basis.

        Graham B. Collis, a director of certain of our non-U.S. subsidiaries, is partner in the law firm of Conyers Dill & Pearman, which provides legal services to the Company and its subsidiaries.

        See also "Compensation Committee Interlocks and Insider Participation" for a description of transactions with related persons.

PROPOSAL 2—ELECTION OF SUBSIDIARY DIRECTORS

        Under our bye-law 75, the Boards of Directors of any of our subsidiaries that are incorporated in Bermuda, the Cayman Islands and any other subsidiary designated by our Board of Directors, must consist of persons who have been elected by our shareholders as designated company directors ("Designated Company Directors").

        The persons named below have been nominated to serve as Designated Company Directors of our non-U.S. subsidiaries indicated below. Unless authority to vote for a nominee is withheld, the enclosed proxy will be voted for the nominee, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that the nominee is unable or declines to serve.

Arch Reinsurance Ltd.	Arch Capital Holdings Ltd.
Marc Grandisson	Graham B.R. Collis
Nicolas Papadopoulo	John C.R. Hele
Maamoun Rajeh

Arch Insurance Company (Europe) Limited	Arch Risk Transfer Services Ltd. Alternative Re Holdings Limited Alternative Re Limited Alternative Underwriting Services, Ltd.
Dennis R. Brand	Graham B.R. Collis
Michael H. Kier	John C.R. Hele
Mark D. Lyons
Michael Murphy
Martin J. Nilsen
Michael Quinn
Paul S. Robotham
James R. Weatherstone

Arch Europe Insurance Services Ltd	Arch Reinsurance Europe Underwriting Limited
William E. Beveridge	William J. Cooney
Knud Christensen	Marc Grandisson
Elizabeth Fullerton-Rome	Michael A. Greene
David W. Hipkin	Nicolas Papadopoulo
Paul S. Robotham	Maamoun Rajeh
Budhi Singh	Søren Scheuer
Angus Watson	Helmut Söhler
James R. Weatherstone

Arch Syndicate Investments Ltd	Arch Financial Holdings Europe I Limited Arch Financial Holdings Europe II Limited
Paul S. Robotham	Marc Grandisson
James R. Weatherstone	Nicolas Papadopoulo
Maamoun Rajeh
Søren Scheuer

Arch Underwriting at Lloyd's Ltd	Arch Financial Holdings B.V.
William E. Beveridge	Rutger H.W. Funnekotter
Dennis R. Brand	Wolbert H. Kamphuijs
Elizabeth Fullerton-Rome	Søren Scheuer
David W. Hipkin	Helmut Söhler
Michael H. Kier
Martin J. Nilsen
Michael Quinn
Paul S. Robotham
James R. Weatherstone

Arch Underwriting at Lloyd's (Australia) Pty Ltd	Arch Underwriting at Lloyd's (South Africa) (Proprietary) Limited
William E. Beveridge	William E. Beveridge
Dennis R. Brand	Dennis R. Brand
Elizabeth Fullerton-Rome	Stephen Fogarty
David W. Hipkin	Elizabeth Fullerton-Rome
Michael H. Kier	David W. Hipkin
Adam Matteson	Michael H. Kier
Martin J. Nilsen	Martin J. Nilsen
Michael Quinn	Michael Quinn
Paul S. Robotham	Paul S. Robotham
Julian Stroud	Julian Stroud
James R. Weatherstone	James R. Weatherstone

Arch Investment Management Ltd.	Other Non-U.S. Subsidiaries, as Required or Designated Under Bye-Law 75 (except as otherwise indicated in this Proposal 2)
Constantine Iordanou	Marc Grandisson
John C.R. Hele	Nicolas Papadopoulo
W. Preston Hutchings	Maamoun Rajeh

        Mr. Beveridge, 40, began his career in 1989 working as a broker with Sedgwick Marine and Cargo. In 1995, he joined the Brockbank Syndicate 861 at Lloyd's as an underwriter on the marine hull account. Mr. Beveridge became class hull underwriter in 1998 and was appointed deputy underwriter of the XL London Market Ltd. Syndicate 1209 in 2002. He was responsible for marine and offshore business in Europe and Bermuda at XL London Market. Mr. Beveridge joined Arch Insurance Company (Europe) Limited ("Arch Insurance Europe") in January 2005. He currently sits on the London Market Joint Hull Committee, of which he was chairman from July 2003 to September 2004, and the International Union of Marine Insurers Ocean Hull Committee. He also is a member of the General Committee of Lloyd's Register and has previously sat on the London market Joint War Committee and the Lloyd's Market Association Marine Committee. He is currently a senior vice president at Arch Insurance Europe and the active underwriter for the Company's Lloyd's Syndicate 2012.

        Mr. Brand, 59, joined Arch Insurance Group in 2004 as senior vice president and chief reinsurance officer. He currently serves as senior executive vice president and chief administration officer at Arch Insurance Group where he oversees reinsurance, finance, information technology, actuarial, corporate underwriting, human resources, legal and premium audit departments. Prior to joining Arch, Mr. Brand held positions first on the assumed underwriting side of the business, then ceded reinsurance, as well as serving in various other operational roles in the industry. Mr. Brand has over 20 years reinsurance and executive management experience through positions held at Kemper and Reliance. Mr. Brand holds a B.A. in business from West Virginia University; he has also served in the United States Navy.

        Mr. Christensen, 62, joined Arch Insurance Europe in January 2004 as head of operations, and has served as chief administration officer and senior vice president since 2005. Mr. Christensen was human resources director for CNA Insurance Company Europe from 1999 to 2003 in London where he was responsible for the human resources strategy development for the European operations, including branches in Germany, the Netherlands, France and Spain. He also worked for British Petroleum ("BP") between 1988 and 1999 in a number of senior management human resources roles. During this time he was a member of the European Council for BP advising on a number of issues relating to the strategic business development of BP's European organization.

        Mr. Collis, 49, has practiced law at Conyers Dill & Pearman in Bermuda since 1992, where he has been a partner since 1995. Mr. Collis obtained a Bachelor of Commerce Degree from the University of Toronto and received his Law Degree from Oxford University in 1985.

        Mr. Cooney, 60, has extensive reinsurance broking experience spanning over 30 years in Ireland and the U.K. From 1978 to 2006, he served in various management positions, including managing director, at the Coyle Hamilton International Group Ltd in Dublin (currently part of Willis). During that time, he had executive responsibilities and managed the overall structure, growth and development of the reinsurance division. He also serves on the boards of several Irish companies.

        Mr. Fogarty, 46, joined Arch Underwriting at Lloyd's (South Africa) (Proprietary) Limited in 2010 as regional director, South Africa. He started his career in 1984 in Zimbabwe as a broker with CT Bowring and subsequently Sedgwick James. In 1992, Mr. Fogarty joined Willis Faber in Bahrain, then returned to Zimbabwe in 1998 as commercial lines manager for the local AIG operations. From 2002 to 2010, Mr. Fogarty worked in the AIG South African operation where his most recent position was regional property and terrorism manager for Africa. He holds a B.A. degree from the University of Natal, South Africa. He is an associate of the Insurance Institute of South Africa and is a Chartered Insurance Practitioner through the Chartered Insurance Institute of the U.K.

        Mrs. Fullerton-Rome, 38, joined Arch Insurance Europe in January 2006 and serves as senior vice president, legal, regulatory and compliance manager. She also serves as compliance officer for the Company's Lloyd's operations and Syndicate 2012. She previously was a senior manager at KPMG, where she worked in the financial services division specialising in Lloyd's, London Market insurance and general insurance from 1998 to 2005. She has a BA, MA (Oxon) from Oxford University, and she is a Qualified Chartered Accountant.

        Mr. Funnekotter, 43, is currently a team manager, legal, at Equity Trust Co. N.V. ("Equity Trust") in Amsterdam. He has been in various positions at Equity Trust since 2000. He previously worked as an underwriter and claims manager at Atradius in the Netherlands. He graduated from Aloysius College and Leiden University.

        Mr. Grandisson, 42, has served as chairman and chief executive officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since November 2005. Prior to November 2005, he served as president and chief executive officer of Arch Re (Bermuda) from February 2005. He served as president and chief operating officer of Arch Re (Bermuda) from April 2004 to February 2005 and as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Tillinghast-Towers Perrin (now Towers Watson). Mr. Grandisson

holds an M.B.A. degree from The Wharton School of the University of Pennsylvania. He is also a Fellow of the Casualty Actuarial Society.

        Mr. Greene, 56, is a legal and business consultant and serves on the board of several Irish, English and U.S. corporations. Up to May 2008, he was a partner since 1983 at A&L Goodbody, a leading Irish law firm. He ran the firm's New York office for three years, was head of the corporate department for four years and served as chairman of the firm for three years up to June 2005. He also works with the International Bar Association, where he is chairman-emeritus of the World Services Group.

        Mr. Hele, 51, has been executive vice president, chief financial officer and treasurer of ACGL since April 1, 2009. Prior to joining us, from April 1, 2007 to March 2009, he has been the chief financial officer and a member of the Executive Board of ING Group. Prior thereto, from February 2006 to April 2007, Mr. Hele was deputy chief financial officer of ING Group and, from October 2003 to January 2006, he was the general manager and chief insurance risk officer of ING Group responsible for global insurance risk management and also served as its group actuary. From 1999 to 2003, he was the chief executive officer of Worldinsure, Bermuda. Previously, from 1988 to 1999, Mr. Hele was an investment banker with Merrill Lynch and also served in marketing and finance positions with its private client division. In addition, from 1980 to 1987, he held various actuarial, finance and business roles at Crown Life. Mr. Hele holds a Bachelor's degree in mathematics from the University of Waterloo and is a Fellow of the Society of Actuaries, a Member of the American Academy of Actuaries and a Fellow of the Canadian Institute of Actuaries.

        Mr. Hipkin, 51, joined Arch Insurance Europe in 2005 to develop and manage the marine and energy liability line of business. In July 2008, Mr. Hipkin was appointed chief underwriting officer of Arch Insurance Europe. He has 29 years experience in the insurance industry, and during that time, he worked both as a broker and an underwriter. Immediately prior to joining Arch Insurance Europe, Mr. Hipkin was an executive director of Atrium Underwriters Ltd, the Lloyd's managing agency responsible for the operations of Syndicates 609 and 570. Mr. Hipkin was a member of Lloyd's from 1983 to 1986.

        Mr. Hutchings, 53, has served as president of Arch Investment Management Ltd. since April 2006 and senior vice president and chief investment officer of ACGL since July 2005. Prior to joining ACGL, Mr. Hutchings was at RenaissanceRe Holdings Ltd. from 1998 to 2005, serving as senior vice president and chief investment officer. Previously, he was senior vice president and chief investment officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Capital in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College in Clinton, New York, and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.

        Mr. Iordanou, 60, has been chairman of the board of ACGL since November 6, 2009 and president and chief executive officer of ACGL since August 2003. He has been a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was chief executive officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as senior executive vice president of group operations and business development of Zurich Financial Services, president of Zurich-American Specialties Division, chief operating officer and chief executive officer of Zurich-American and chief executive officer of Zurich North America. Prior to joining Zurich, he served as president of the commercial casualty division of the Berkshire Hathaway Group and served as senior vice president with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of Verisk Analytics, Inc. (formerly known as ISO Inc.). He holds an aerospace engineering degree from New York University.

        Mr. Kamphuijs, 49, is currently a deputy managing director and has held various senior positions at Equity Trust in the Netherlands since 2000. Prior to joining Equity Trust, he was at Fortis Intertrust in Amsterdam in management and senior roles. He is a graduate of Alberdingk Thijm College and the University of Utrecht in the Netherlands.

        Mr. Kier, 63, is currently an independent consultant and has over 40 years of experience in the insurance and reinsurance markets. He was a consultant to the Heath Lambert Group in the U.K., having prior to that time served as chairman of the Lloyd's broker, Heath Lambert Ltd. He has extensive management and broking experience, having been chairman of CE Heath Plc and chief executive officer of Fielding & Partners in the U.K. He is also currently a producer/broker consultant to Aon.

        Mr. Lyons, 53, has served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position of ACGL, and chairman and chief executive officer of Arch Insurance Group since July 2008. Prior thereto, he served as president and chief operating officer of Arch Insurance Group from June 2006. Prior to June 2006, he served as executive vice president of group operations and chief actuary of Arch Insurance Group from August 2003. From August 2002 to 2003, he was senior vice president of group operations and chief actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was executive vice president of product services at Zurich U.S. From 1987 until 1992, he was a vice president and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. degree from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Mr. Lyons is on the Board of Overseers of the St. John's School of Risk Management & Insurance and is a trustee of Elizabethtown College.

        Mr. Matteson, 38, joined Arch Underwriting at Lloyd's (Australia) Pty Ltd, Regional Director, Australasia, in 2009. He started his insurance career as an underwriter in Australia, working for two insurance companies from 1988 through 1998 which are currently part of Allianz and Zurich Financial Services, respectively. In 1998, Mr. Matteson worked as a reinsurance underwriter with Sydney Re (now part of QBE Group), then with Munich Re Australia where he had national responsibility for their property product. He is member of the Branch Executive Committee of the Australian and New Zealand Institute of Insurance and Finance. He is also a member of the Insurance Council of Australia's Property Working Committee.

        Mr. Murphy, 56, has served as president of the property and casualty group of Arch Insurance Group since June 2009. Prior to that, he was senior executive vice president of Arch Insurance Group. Mr. Murphy joined Arch Insurance Group in 2002 as an executive vice president, serving in this position until 2008. From 1994 to 2002, he held several senior underwriting positions at Zurich Specialties, a division of Zurich Financial Services. Prior to entering the insurance industry he was a lawyer in private practice. Mr. Murphy has a B.A. from Colorado College, a J.D. from the University of Colorado and an M.M. from the Kellogg School of Management of Northwestern University.

        Mr. Nilsen, 60, joined Arch Insurance Group in November 2002 as senior vice president and general counsel, and became secretary in May 2003. Prior to joining Arch Insurance Group, Mr. Nilsen practiced law with the firm of Edwards Angell Palmer and Dodge LLP from December 1999 to November 2002, as counsel and as partner-in-charge of the New York office. From April 1995 to December 1999, Mr. Nilsen was a partner in the firm of Wilson, Elser, Moskowitz, Edelman & Dicker LLP, in the firm's New York office. Mr. Nilsen was also a partner in the New York firm of Bigham Englar Jones & Houston from January 1994 until April 1995, and practiced law with the firm of LeBoeuf, Lamb, Greene & MacRae LLP from June 1984 until December 1993. From November 1981 until May 1984, Mr. Nilsen was associated with the firm of Trubin Sillcocks Edelman & Knapp in New York. From August 1978 to November 1981, he was a member of the Continental Insurance Companies' law department in New York, where he was counsel, and from October 1975 to

August 1978, he was an attorney with Lawyers Title Insurance Corporation. Mr. Nilsen holds B.A. and J.D. degrees from St. John's University.

        Mr. Papadopoulo, 47, has served as president and chief executive officer of Arch Re (Bermuda) since November 2005. Prior to November 2005, he served as chief underwriting officer of Arch Re (Bermuda) from October 2004. He joined Arch Re (Bermuda) in December 2001 as a senior property underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including executive vice president and chief underwriting officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l'Administration Economique in France with a masters degree in statistics. He is also a member of the International Actuarial Association and a Fellow at the French Actuarial Society.

        Mr. Quinn, 68, is a partner at Crobern Management Partnership, an investment company specializing in the healthcare sector. Since 1992, he has also served as chairman, as well as a director of Myerson L.L.C., a manufacturer of dentures and related products, since 2002. From 1997 to 2002, he was president, chief executive officer and a director of Austenal Inc., which manufactures products and systems used in the manufacture of dental prosthetics. From 1992 to 1997, he was a director, chairman and chief executive officer of International Medical Specialties, a marketer and distributor of medical specialty products. Mr. Quinn also served as president and chief executive officer of Southam Graphics Ltd. from 1987 to 1992. From 1963 to 1987, Mr. Quinn held various positions at Baxter International Inc.

        Mr. Rajeh, 39, has served as the chief underwriting officer of Arch Re (Bermuda) since November 2005. He joined Arch Re (Bermuda) in 2001 as an underwriter. From 1999 to 2001, Mr. Rajeh served as assistant vice president at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh also served in numerous business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1996 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania, and he is a Chartered Property Casualty Underwriter.

        Mr. Robotham, 45, has been senior vice president and chief financial officer of Arch Insurance Europe since October 2005. Mr. Robotham joined Coopers & Lybrand in 1986 where he qualified as a chartered accountant in 1989. His insurance career began in 1990, when he joined the finance team at Hiscox Syndicates until 1994. He served as finance director of a Lloyds' insurance broker until 1996, when he joined Odyssey Re as head of U.K. Reporting. From 2000 until joining Arch Insurance Europe, he served as chief financial officer of Zurich Corporate Solutions at Zurich Insurance Company. He has a joint honors degree in accounting and economics from Bangor University. Mr. Robotham serves on the Accounts Taxation and Solvency Committee of the International Underwriting Association of London.

        Mr. Scheuer, 46, has served as chief executive officer of Arch Reinsurance Europe Underwriting Limited ("Arch Re Europe") in Dublin since June 2008. Prior to that time, he served as general manager of Arch Re Accident & Health ApS in Denmark ("Arch Re Denmark") from May 2007. Before joining Arch Re Denmark, he served as general manager of Danish Re from October 2000 to May 2007 and was responsible for accident & health business worldwide. Prior to that time, he held various positions at the International Division of ReliaStar Reinsurance Group (now ING ReliaStar) from 1991, including managing director of the Danish Branch since 1997. Prior to 1991, Mr. Scheuer worked as an actuarial assistant at the largest Danish life and pension company, Statsanstalten for Livsforsikring. Mr. Scheuer graduated from the University of Copenhagen in Denmark with a masters degree in actuarial science. He is also a member of the International Actuarial Association and a Fellow at the Danish Actuarial Society.

        Mr. Singh, 48, joined Arch Insurance Europe in October 2005 as actuary and chief risk officer. He has more than 20 years experience in the insurance industry. Prior to joining Arch Insurance Europe and for the period April 2004 to September 2005, Mr. Singh was director of risk and capital planning with ACE European Group Ltd. Mr. Singh joined ACE European Group Ltd in May 2001 as the chief actuary. For the period August 1998 to May 2001, Mr. Singh was head of customer risk management and GI Actuary for Lloyds TSB Bank. Mr. Singh is a Fellow of the Institute of Actuaries and holds a BSc from Southampton University.

        Mr. Söhler, 51, has served as president and chief executive officer of the Swiss Branch of Arch Re Europe since December 2008. From October 2006 to December 2008, he served as the president and chief executive officer of the Swiss Branch of Arch Re (Bermuda). Prior to 2006, he held various positions at Executive Boards of the Gothaer Group, a German mutual based in Cologne from 1998. Prior to 1998, Mr. Söhler worked for more than 10 years for Kölnische Rück (today part of General Re) in various underwriting and management positions. Mr. Söhler has a degree in business administration from Hamburg University.

        Mr. Stroud, 51, joined Arch Insurance Group as a senior vice president in February 2009, having previously served as the worldwide property manager at the New York head office of AIU (now Chartis). He began his career in London in 1981 as a commercial property underwriter and underwriting manager for Cigna before moving to Reliance in 1991. In 1996, Mr. Stroud became the worldwide property manager for Reliance in New York. He joined AIU in 2001and held senior positions, including responsibility for worldwide management of the commercial lines property portfolio. Mr. Stroud holds a BA(hons) in economics and geography from the University of London.

        Mr. Watson, 45, serves as senior vice president and head of claims and operations for Arch Insurance Europe. He joined Arch Insurance Europe in March 2005 as head of claims. He has over 18 years of experience handling claims in the insurance industry. Prior to joining Arch Insurance Europe, he held various claims management positions, including head of claims, at Hiscox Insurance Company in the U.K. between 1999 and 2006. From 1993 to 1996, Mr. Watson also served in a variety of claims management roles at Chubb Insurance Company of Europe.

        Mr. Weatherstone, 43, has been president and chief executive officer of Arch Insurance Europe since May 2008. Prior to that time, he served as chief underwriting officer and senior vice president of Arch Insurance Europe since March 2007. On joining Arch Insurance Europe in 2005, he was originally appointed as vice president and manager of executive assurance. Prior to Arch Insurance Europe, Mr. Weatherstone was employed by XL Capital Ltd from 1992 until 2005 where he held various roles, including deputy underwriter of Syndicate 861/1209 at Lloyd's and director of Brockbank Syndicate Management Ltd. In 2002, he was responsible for establishing the London branch of XL Europe Ltd for the purpose of writing executive assurance and professional liability business. Prior to XL Capital, he worked as a financial lines underwriter with the Merrett Group and as a broker with Willis Ltd. Mr. Weatherstone is an associate of the Chartered Insurance Institute and a graduate in Economics & History from Exeter University.

Required Vote

        The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting will be required for the election of Designated Company Directors.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE DESIGNATED COMPANY DIRECTORS INDICATED ABOVE.

 PROPOSAL 3—APPROVAL OF PROPOSED AMENDMENTS TO BYE-LAWS TO PERMIT USE OF TREASURY SHARES

        At the annual general meeting, the Company's shareholders will be asked to approve and adopt amendments to the Company's bye-laws to permit the Company to hold its own acquired shares as treasury shares in lieu of cancellation, as described below.

        With a view to modernizing the Companies Act 1981 (as amended) (the "Companies Act") to take into account various company law reform initiatives in various jurisdictions, the Companies Amendment Act 2006 (the "Amendment Act"), which came into force on December 29, 2006, made certain changes to Bermuda's company legislation. Among other things, the Amendment Act includes a provision that permits a company to acquire its own shares to be held as treasury shares provided this is permitted by the company's memorandum of association or its bye-laws. Treasury shares generally represent shares that were issued to shareholders but which have since been reacquired by the issuing company and are available for retirement or later reissuance. Prior to this amendment, such purchased shares would be cancelled. Generally, all rights attaching to treasury shares, such as voting and dividend rights, are suspended and cannot be exercised by the Company while it holds such treasury shares. It is a requirement under the Amendment Act that any company wishing to take advantage of the treasury shares facility will need to change its memorandum or bye-laws to permit this. Under the Amendment Act, companies continue to be able to purchase their own shares for cancellation so long as their constitutional documents permit it.

        Our bye-laws and memorandum of association do not currently authorize the Company to acquire its own shares and subsequently hold them as treasury shares. We believe that having the ability to hold reacquired common shares in treasury affords us valuable corporate financial flexibility under various circumstances, and is in our best interest and in the best interests of our shareholders. The recommended amendments to the bye-laws accommodate the ability of the Company to acquire its own shares and either cancel such shares or hold them in treasury, in either case as determined by the Board and in accordance with the Companies Act. Furthermore, the proposed amendments to the bye-laws include a new bye-law which clarifies that all rights attaching to treasury shares held by us will be suspended and may not be exercised by us while held in treasury.

        The above summary of the proposed changes to the Company's current bye-laws is qualified in its entirety by express reference to the text of the proposed amendments to the bye-laws, attached as Appendix A to this proxy statement. The Board encourages each shareholder to review Appendix A.

Required Vote

        The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting will be required for the proposed amendments to our bye-laws.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENTS TO OUR BYE-LAWS.

 PROPOSAL 4—APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of the Board of Directors proposes and recommends that the shareholders appoint the firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm of ACGL for the year ending December 31, 2010. PricewaterhouseCoopers LLP has served as ACGL's independent registered public accounting firm from our inception in June 1995 to the present. Unless otherwise directed by the shareholders, proxies will be voted for the appointment of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2010. A representative of PricewaterhouseCoopers LLP will attend the annual general meeting and will have an opportunity to make a statement and respond to appropriate questions.

Principal Auditor Fees and Services

        The following summarizes the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered in 2009 and 2008, except that "Audit Fees" also includes amounts incurred but not yet billed:

	2009	2008
Audit Fees(1)	$4,099,384	$3,849,990
Audit Related Fees(2)	60,265	108,172
Tax Fees(3)	869,808	609,053
All Other Fees(4)	16,319	13,141

	$5,045,776	$4,580,356

(1)
"Audit Fees" consisted primarily of fees for the integrated audit of our annual financial statements and internal control over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements.

(2)
"Audit Related Fees" consisted of the audit of the Company's benefit plans and, for 2008, included other miscellaneous audit-related services.

(3)
"Tax Fees" consisted primarily of fees for tax compliance, tax advice and tax planning.

(4)
"All Other Fees" consisted of fees for the licensing of an accounting research software tool and fees related to a compensation survey.

        The audit committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP's independence. The audit committee approves all audit and permissible non-audit services performed for us by PricewaterhouseCoopers LLP, our independent registered public accounting firm. Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees compared to the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee delegates pre-approval authority to one or more of its independent members. To the extent applicable, the member to whom such authority is delegated reports, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

 Required Vote

        The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting will be required for the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2010.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

 SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL GENERAL MEETING

        All proposals of security holders intended to be presented at the 2011 annual general meeting of shareholders must be received by the Company not later than November 23, 2010 for inclusion in our proxy statement and form of proxy relating to the 2011 annual general meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies. Proposals should be addressed to the Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

        For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual general meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before February 8, 2011. Notices of intention to present proposals at next year's annual general meeting should be addressed to the Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

        In addition, our bye-laws provide that any shareholder desiring to make a proposal or nominate a director at an annual general meeting must provide written notice of such proposal or nomination to the Secretary of the Company at least 50 days prior to the date of the meeting at which such proposal or nomination is proposed to be voted upon (or, if less than 55 days' notice of an annual general meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). Our bye-laws require that notices of shareholder proposals or nominations set forth the following information with respect to each proposal or nomination and the shareholder making such proposal or nomination: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of our common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each such nominee to serve as a director of ACGL if so elected.

        A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting.

        Shareholders are entitled to receive, upon written request and without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2009. Please direct such requests to Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

Appendix A

Proposed Amendments to the Bye-Laws of Arch Capital Group Ltd. to permit the use of Treasury Shares

To be added to Bye-Law Section 1(1):

        "Treasury Share" means a share of the Company that was or is treated as having been acquired by the Company and has not been cancelled but has been held by the Company continuously since it was acquired.

To be added as a new subsection (3) to Bye-Law Section 52, with the existing subsection (3) being renumbered:

        All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or number of shares, of the Company.

To be revised in Bye-Law Section 54:

        (3)   The Company may from time to time, acting through the Board, purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the ~~provisions of Section 42A of the~~ Act on such terms as the Board shall deem fit.

A-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date ARCH CAPITAL GROUP LTD. M21250-P91716 WESSEX HOUSE, 4TH FL 45 REID STREET HAMILTON HM 12, BERMUDA To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except 2. To adopt the amendments to the bye-laws set forth in Appendix A of, and as described in, the proxy statement. 3. To appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010. 01) Wolfe "Bill" H. Bragin 02) John L. Bunce, Jr. 03) Sean D. Carney 1. To elect the nominees listed as Class III Directors of the Company for a term of three years. Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NOTE: This proxy, when properly executed, will be voted in the discretion of the proxyholders on any other matters that may properly come before the meeting or any adjournment thereof. The Board of Directors recommends that you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: To elect the nominees listed as Designated Company Directors so that they may be elected directors of certain of our non-U.S. subsidiaries. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE. The undersigned hereby acknowledges receipt of the proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and hereby revokes all previously granted proxies. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 04) William E. Beveridge 05) Dennis R. Brand 06) Knud Christensen 07) Graham B.R. Collis 08) William J. Cooney 09) Stephen Fogarty 10) Elizabeth Fullerton-Rome 11) Rutger H.W. Funnekotter 12) Marc Grandisson 13) Michael A. Greene 14) John C.R. Hele 15) David W. Hipkin 16) W. Preston Hutchings 17) Constantine Iordanou 18) Wolbert H. Kamphuijs 19) Michael H. Kier 20) Mark D. Lyons 21) Adam Matteson 22) Michael Murphy 23) Martin J. Nilsen 24) Nicolas Papadopoulo 25) Michael Quinn 26) Maamoun Rajeh 27) Paul S. Robotham 28) Søren Scheuer 29) Budhi Singh 30) Helmut Sohler 31) Julian Stroud 32) Angus Watson 33) James R. Weatherstone Nominees:

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) This proxy is solicited by the board of directors of Arch Capital Group Ltd. (the "Company"). The undersigned hereby appoints Constantine lordanou and Dawna Ferguson as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by undersigned on March 12, 2010, or which the undersigned would otherwise be entitled to vote at the annual general meeting to be held on May 5, 2010 and any adjournment thereof, upon all matters that may properly come before the annual general meeting. All shares eligible to be voted by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the annual meeting. ARCH CAPITAL GROUP LTD. PROXY CARD FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS ON MAY 5, 2010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2009 Annual Report are available at www.proxyvote.com. Continued and to be signed on reverse side M21251-P91716 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF ARCH CAPITAL GROUP LTD. May 5, 2010 Please vote, date and sign below and return promptly in the enclosed envelope. Please detach.